     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 13, 1997
                                                    REGISTRATION NO. 333-_______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  _____________

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                  _____________

                                   CANMAX INC.
             (Exact name of Registrant as specified in its charter)

            WYOMING                               75-2461665
 (State or other jurisdiction                  (I.R.S. Employer
of incorporation or organization)             Identification No.)

                           150 WEST CARPENTER FREEWAY
                               IRVING, TEXAS 75039
                                 (972) 541-1600
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

           PHILIP M. PARSONS                       COPY TO:
       EXECUTIVE VICE PRESIDENT             WILLIAM L. RIVERS, ESQ.
      AND CHIEF FINANCIAL OFFICER               ARTER & HADDEN
              CANMAX INC.                1717 MAIN STREET, SUITE 4100
      150 WEST CARPENTER FREEWAY           DALLAS, TEXAS 75201-4605
         IRVING, TEXAS 75039                    (214) 761-4779
            (972) 541-1600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                  Proposed                 Proposed
    Title of Each Class of          Amount to be              Maximum Offering         Maximum Aggregate           Amount of
 Securities to be Registered        Registered(1)            Price Per Share(1)        Offering Price(1)        Registration Fee
---------------------------------------------------------------------------------------------------------------------------------
 Common Stock,
 par value per share . . . .        863,364 shares                 $2.41                  $2,080,707                  $630
=================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low prices of the Common Stock on the Nasdaq Stock Market's SmallCap Market on August 7, 1997, in accordance with Rule 457(c).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

     SUBJECT TO COMPLETION - DATED AUGUST 13, 1997

PROSPECTUS

                                 863,364 SHARES
                                   CANMAX INC.
                                  COMMON STOCK


     The 863,364 shares (the "Shares") of common stock, no par value per share (the "Common Stock"), of Canmax Inc. ("Canmax") to which this Prospectus relates are being offered on behalf of and for the account of a certain stockholder (the "Selling Stockholder") of Canmax. Canmax anticipates that the Shares will be offered for sale until the earlier of (i) the sale of all of the Shares, or (ii) 180 days after the effectiveness of this Registration Statement. Canmax has agreed to pay all expenses of registration in connection with this offering, but will not receive any of the proceeds from the sale of the Shares being offered hereby. All fees and disbursements of counsel for the Selling Stockholder, and all brokerage commissions and other similar expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder. The aggregate proceeds to the Selling Stockholder from the sale of the Shares will be the purchase price of the Shares sold, less the aggregate brokerage commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not borne by Canmax. See "Use of Proceeds," "Plan of Distribution" and "Selling Stockholder."

     The Common Stock is included in the Nasdaq Stock Market's SmallCap
Market (the "Nasdaq SmallCap Market") under the symbol "CNMX." On August 8, 1997, the last reported sales price for the Common Stock was $2.375 per share.

     This offering of the Shares is currently not being underwritten. However, the Selling Stockholder, brokers, dealers or underwriters that participate with the Selling Stockholder in the distribution of the Shares may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by broker-dealers, agents or underwriters and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Although neither Canmax nor the Selling Stockholder have entered into any arrangement or underwriting agreement with any underwriter, broker-dealer or agent, the Shares being offered hereby, when sales thereof are made, may be made in one or more transactions (which may involve one or more block transactions) through customary brokerage channels, either through brokers acting as brokers or agents for the sellers, or through dealers or underwriters acting as principals who may resell the Shares in the Nasdaq SmallCap Market or in privately negotiated sales, or otherwise, or by a combination of such methods of offering. Each sale may be made either at market prices prevailing at the time of the sale or at negotiated prices.

     If and to the extent required, the specific number of Shares to be sold, the name of the Selling Stockholder, the purchase price, the public offering price, the names of any such agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement.

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                  ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                        REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.

                                AUGUST ___, 1997

                              AVAILABLE INFORMATION

     Canmax is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Canmax with the Commission may be inspected and copied at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, New York, New York 10048. Copies of such materials also may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, such materials filed electronically by Canmax with the Commission are available at the Commission's World Wide Web site at http://www.sec.gov.

     The Common Stock is listed on the Nasdaq SmallCap Market, and reports and other information concerning Canmax may be inspected and copied at the offices of the Nasdaq SmallCap Market at 1735 K Street, N.W., Washington, D.C. 20006.

     Canmax has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares of Common Stock offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information contained in the Registration Statement. For further information with respect to Canmax and the Shares offered hereby, reference is hereby made to the Registration Statement and its exhibits and schedules. The Registration Statement may be inspected without charge at the Public Reference Section of the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained therefrom at prescribed rates. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by Canmax with the Commission under the Exchange Act are hereby incorporated by reference in this Prospectus: (i) Canmax's Annual Report on Form 10-K for the fiscal year ended October 31, 1996, (ii) Canmax's Proxy Statement for the Annual Meeting of Stockholders held April 21, 1997, and (iii) Canmax's Quarterly Reports on Form 10-Q for the quarters ended January 31, 1997 and April 30, 1997.

     All reports and other documents filed by Canmax with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement of which it is a part to the extent that a statement contained herein or in a subsequently filed document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the Registration Statement.

     Upon written or oral request, Canmax will provide without charge to each person to whom a copy of this Prospectus is delivered, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Canmax Inc., 150 West Carpenter Freeway, Irving, Texas 75039, Attention: Philip M. Parsons
(972) 541-1600.

              "SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES
                          LITIGATION REFORM ACT OF 1995

     With the exception of historical information, the matters discussed in this Prospectus include forward looking statements that involve risks and uncertainties. Among the risks and uncertainties to which Canmax is subject are (i) user acceptance of Windows NT as an operating system, (ii) concentration of revenues between two customers and Canmax's relationship with such customers, (iii) the ability of Canmax to manage its growth, (iv) Canmax's need for additional financing to fund product development, marketing and related support services, (v) future technological developments and product acceptance, (vi) intense price and product competition within the industry, (vii) acquisition integration and (viii) other risks indicated herein and in filings with the Commission. As a result, the actual results realized by Canmax could differ materially from the statements made herein. Recipients of this Prospectus are cautioned not to place undue reliance on the forward looking statements made in this Prospectus.

                               PROSPECTUS SUMMARY


     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE.

                                   THE COMPANY

     Canmax Inc. ("Canmax") through its wholly owned subsidiary Canmax Retail Systems, Inc. ("CRSI"), develops and provides enterprise wide technology solutions to the convenience store and retail petroleum industries. Canmax offers fully integrated retail automation solutions, including "C-Serve," which includes point of sale ("POS") systems, credit/debit network authorization systems, pump control systems, and other back office management systems, and "Vista," its headquarters-based management system. Canmax's products and services enable retailers and operators to interact electronically with customers, capture data at the point of sale, manage site operations and logistics and communicate electronically with their sites, vendors and credit/debit networks. Canmax also provides (a) software development, customization and enhancements, (b) systems integration, installation and training services, and (c) 24 hour a day, 365 day per year help desk services. These additional services enable Canmax to tailor the solutions to each customer's specifications and provide successful system implementation, installation, training and after sales support.

     Canmax's objective is to be a leading provider of enterprise wide technology solutions to the convenience store and retail petroleum market. Canmax is developing an enhanced version of its C-Serve product to run on the Windows NT operating system in conjunction with a development project with NCR Corporation ("NCR") and The Southland Corporation ("Southland"). As of July 31, 1997, Canmax's products have been installed in over 5,900 locations and Canmax has customers including Southland, ARCO and the Army and Air
Force Exchange.

     Canmax was incorporated on July 10, 1986 under Canmax Act of the Province of British Columbia, Canada, and subsequently changed its name to "International Retail Systems Inc." On August 7, 1992, Canmax renounced its original province of incorporation and elected to continue its domicile under the laws of the State of Wyoming, and on November 30, 1994 its name was changed to "Canmax Inc." Canmax's principal executive offices are located at 150 West Carpenter Freeway, Irving, Texas 75039 and its telephone number is
(972) 541-1600.

                                  THE OFFERING

Common Stock Offered by the Selling Stockholder....   863,364 shares

Percent of Outstanding Common Stock of the
  Company held by the Selling Stockholder..........   13.1%(1)

Nasdaq SmallCap Market Symbol......................   CNMX

Use of Proceeds....................................   Canmax will not receive
                                                      any of the proceeds from
                                                      the sale of the Shares
                                                      being offered hereby

-------------------
(1) Percentage indicated is based upon 6,611,005 shares of Common Stock outstanding as of August 8, 1997.

                          THE PROPOSED AUTO-GAS MERGER

     Canmax has entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of June 16, 1997 among Canmax, Canmax Retail Systems, Inc., a Texas corporation and a wholly-owned subsidiary of Canmax ("CRSI") and Auto-Gas Systems, Inc., a Delaware corporation ("AGSI"), pursuant to which AGSI will be merged (the "Merger") with and into CRSI. Consummation of the Merger is subject to approval of the Merger by the stockholders of AGSI and Canmax, certain due diligence matters, the absence of material changes in Canmax or AGSI and other matters. The Merger is anticipated to close on or before October 31, 1997. Upon the consummation of the Merger, the separate corporate existence of AGSI will cease to exist and the business operations of AGSI and CRSI will be conducted through CRSI. Pursuant to the terms of the Merger Agreement, Canmax has agreed to issue up to 6.7 million shares of its common stock, no par value per share ("Common Stock"). In addition, Canmax has agreed to grant to G. Randy Nicholson, the Chief Executive Officer and President of AGSI, and Jeffrey F. Upp, the Vice President of Finance and Chief Financial Officer of AGSI, warrants to purchase 285,000 shares and 120,000 shares, respectively, of Common Stock at an exercise price of $0.58 per share, in each case as additional compensation for certain non-competition covenants by such persons. Based upon the current number of shares of common stock of AGSI outstanding as of the date hereof, Canmax anticipates issuing approximately
5.2 million shares of Canmax stock to current AGSI stockholders upon consummation of the Merger, and an additional 1.5 million shares will be reserved for issuance upon the exercise of outstanding options and warrants to purchase shares of AGSI common stock, which options and warrants are to be assumed by Canmax in the Merger. For a description of the anticipated combined business of Canmax and AGSI and Pro Forma Financial Information relating to the Merger, see "The Combined Company."

                                  RISK FACTORS

     OTHER THAN HISTORICAL AND FACTUAL STATEMENTS, THE MATTERS AND ITEMS DISCUSSED IN THIS PROSPECTUS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CANMAX'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. IN ADDITION TO OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS COULD CONTRIBUTE TO SUCH DIFFERENCES. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND CAUTIONARY STATEMENTS IN DETERMINING WHETHER TO PURCHASE SHARES OF COMMON STOCK IN THE OFFERING MADE HEREBY. ALL FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION AND FINANCIAL DATA APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. SEE "SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

CONCENTRATION OF REVENUES; CUSTOMER CONCENTRATION

     Canmax's revenues are currently concentrated in The Southland Corporation ("Southland"), which accounted for approximately 94% and 77% of Canmax's total revenue for the six month periods ended April 30, 1997 and 1996, respectively. Canmax's revenues derived from its relationship with Southland include products and services provided directly by Canmax to Southland and indirectly through NCR Corporation ("NCR") to Southland pursuant to NCR's contract with Southland. For the fiscal years ended October 31, 1994, 1995 and 1996, Southland accounted for approximately 50%, 73% and 86%, respectively, of Canmax's total revenues for such fiscal years. During those same periods, Electronic Data Systems ("EDS") accounted for 38%, 10% and 7%, respectively, of Canmax's revenues for such fiscal years. No other customer accounted for over 10% of Canmax's total revenues. On April 29, 1997, Canmax and EDS agreed to terminate substantially all of their business arrangements. Canmax does not anticipate any significant future revenues from EDS.

     By the end of calendar 1997, Canmax will have completed its previously announced $9.5 million project development contract with NCR/Southland, and Canmax's help desk services and production support agreements with Southland expire in December 1998. Canmax is in discussions with Southland regarding future projects and services, but no definitive agreement has been reached to date. Any termination or significant disruption of Canmax's relationships with Southland could have a material adverse effect on Canmax's business, financial condition and results of operations. In addition, a deterioration in the financial condition of any of its principal customers could expose Canmax to the possibility of large accounts receivable write-offs, which would materially adversely affect Canmax's financial condition and results of operations.

PRODUCT CONCENTRATION

     Canmax's primary product is C-Serve, which was designed by Canmax exclusively for the retail petroleum and convenience store marketplace to provide POS transaction processing including a comprehensive range of management tools. For the fiscal years ended October 31, 1994, 1995 and 1996, C-Serve accounted for approximately 55%, 57% and 34%, respectively, of Canmax's revenues for such fiscal periods. Canmax has allocated significant capital resources to the development and completion of an enhanced version of C-Serve to run on the Microsoft Windows family of operating systems ("Windows"). Canmax anticipates that C-Serve and its related enhancements and versions will continue to account for a substantial portion of Canmax's revenue for the foreseeable future. Accordingly, to the extent that Canmax experiences any decline in demand for these products and services as a result of competition, product obsolescence or otherwise, Canmax's operating results and business prospects could be adversely affected.

HISTORY OF LOSSES

     From inception through the fiscal year ended October 31, 1995, Canmax experienced losses from continuing operations of approximately $6,042,000 and $3,734,000 for the fiscal years ended October 31, 1994 and 1995, respectively. For the fiscal year ended October 31, 1996, Canmax reported its first full year of net income of approximately $143,000. For the six months ended April 30, 1997, Canmax reported net income of approximately $659,000. There can be no assurance that Canmax will continue to report net income in the future as it pursues its plans to expand its product offerings and customer base and to enhance the capabilities of its state-of-the art help desk.

     The development of Canmax's business and the expansion of its product offerings and customer base will require significant expenditures. Certain of these expenditures, including marketing, sales and general and administrative costs, are expensed as incurred while other expenditures, including software design costs, are expensed over a period of time. Canmax will continue to incur significant expenditures with the growth of its business, including capital costs associated with expanding Canmax's product offerings and sales, marketing and other expenses associated with expanding Canmax's customer base. In light of Canmax's history of losses and its expectation that it will continue to incur significant expenses in the foreseeable future, there can be no assurance that Canmax will be able to implement its growth strategy, sustain profitability or generate sufficient cash flow to service its growth expectations.

LIQUIDITY NEEDS; DILUTION

    Canmax generally maintains liquidity through cash generated by operations, the issuance of equity securities, and the exercise of stock options. Canmax has no line of credit or other lending facility. Canmax continues to utilize the majority of its development resources to complete the NCR/Southland Windows NT based project currently in progress. Canmax is also developing its next generation Windows-based product to market to potential customers other than Southland, the completion of which will not be funded by work currently being performed for Southland. Canmax estimates that the costs necessary to complete the development of this product and bring the new product to market will range from $1.5 million to $2.0 million. The failure to complete the development of such product could materially and adversely affect the business prospects of Canmax.

    Canmax believes that it may be necessary to raise additional capital to complete development of its next generation products within the critical window of opportunity and to provide vital marketing and other support services. If cash generated from operations is insufficient to satisfy Canmax's liquidity requirements, Canmax may be required to sell additional debt or equity securities or obtain lines of credit, delay new product development or restructure operations to reduce costs. No financing arrangements to support this development project have been entered into by Canmax at this time and there can be no assurances that such arrangements will be available in the future, or, if available, that such arrangements will be on terms satisfactory to Canmax.

    Canmax is reviewing an acquisition strategy within its current industry and other vertical markets. From time to time Canmax will review acquisition candidates with products, technologies or other services that could enhance Canmax's product offerings or services. Any material acquisitions could result in Canmax issuing or selling additional debt or equity securities, obtaining additional debt or other lines of credit. These activities may also result in a decrease in Canmax's working capital depending, on the amount, timing and nature of the consideration to be paid.

    If the proposed merger ("Merger") between Auto-Gas Systems, Inc. ("AGSI") and Canmax Retail Systems, Inc., a wholly-owned subsidiary of Canmax ("CRSI") is not consummated or if the cash resources of AGSI at the consummation of the Merger ("Effective Time") are insufficient to meet Canmax's current liquidity needs, Canmax may immediately seek other sources of capital, which may include public or private debt and/or equity financing or obtaining lines of credit. No assurance can be given that such resources would be available to Canmax on acceptable terms, if at all. Such financings could have a dilutive effect on the stockholders of Canmax.

SIGNIFICANT FLUCTUATIONS IN REVENUES AND OPERATING RESULTS

     Canmax's quarterly and annual revenues and operating results have varied significantly in the past and are likely to continue to do so in the future. Revenues and operating results may fluctuate as a result of several factors, including the demand for Canmax's products and services, the timing and acceptance of the introduction of new hardware and software products, competitive conditions and economic conditions. In particular, Canmax's operating results are highly sensitive to changes in the mix of Canmax's product and service revenues and product margins. Further, the purchase of Canmax's products and services generally involves a significant commitment of capital, with the attendant delays frequently associated with large capital expenditures and authorization procedures within an organization. For these and other reasons, Canmax's operating results are subject to a number of significant risks over which Canmax has little or no control, including customers' technology needs, budgetary constraints and internal authorization reviews. Canmax may be unable to adjust spending sufficiently in a timely manner to compensate for any unexpected revenue shortfall, which could adversely affect operating results. Accordingly, Canmax believes that period-to-period comparisons of its operating results should not be relied upon as an indication of future performance. In addition, the results of any quarterly period are not necessarily indicative of results to be expected for a full fiscal year. It is possible that in certain future periods, Canmax's operating results may be below the expectations of public market analysts and investors. In such event, the price of Canmax's Common Stock would likely be materially adversely affected.

NEED FOR ADDITIONAL FINANCING FOR GROWTH

     The growth of Canmax's business will require substantial investment on a continuing basis to finance capital expenditures and expenses related to product development and customer base growth. However, although the majority of Canmax's new product development expenses are currently funded through revenues derived under agreements with NCR and Southland, Canmax anticipates that it will require an additional $1.5 to $2.0 million to develop and bring its next generation Windows-based product to market. Canmax has historically utilized capital leases to fund its larger capital expenditures, and cash flow from operations and trade credit for its working capital requirements. There can be no assurance that any such required additional funds would be available on satisfactory terms and conditions, if at all. The markets for Canmax's product and service offerings are characterized by rapidly changing technology and frequent new product and service offerings. As a result, Canmax's success will depend on its ability to enhance existing products and services and to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments and address increasingly sophisticated customer requirements. This continued product development may utilize capital currently expected to be available for Canmax's present operations. The amount and timing of Canmax's future capital requirements, if any, will depend upon a number of factors, including product development expenses, marketing support service expenses, and competitive conditions, many of which are not within Canmax's control. Failure to obtain any required additional financing could materially adversely affect the growth, cash flow and earnings of Canmax.

MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES

     The consummation of the Merger will result in a significant growth of Canmax's operations. To manage this growth effectively, Canmax will be required to implement and improve its operating and financial systems and controls. In addition, Canmax will be required to integrate its business operations with those of AGSI. To the extent that Canmax's existing management and management personnel of AGSI retained following the Merger are unable to assume or adequately perform these combined duties, Canmax would be adversely affected. There can be no assurance that the management, systems and controls currently in place or any steps taken to improve such management, systems and controls will be adequate in the future.

     Achieving the benefits that Canmax believes will result from the Merger will depend in part upon the integration of the businesses of Canmax and AGSI in an efficient and effective manner, and there can be no assurance that this will occur. The transition to a combined company will require substantial attention from management. The diversion of management attention and any difficulties encountered in the transition process could have an adverse effect on the revenues and operating results of Canmax. In addition, there can be no assurance that management of the two companies will be compatible, and the process of combining the two organizations could cause the interruption of, or the disruption in, the activities of either or both the companies' businesses, which could have an adverse effect on their combined operations.

RISKS ASSOCIATED WITH RAPID TECHNOLOGICAL CHANGE

     The markets for Canmax's product and service offerings are characterized by rapidly changing technology and frequent new product and service offerings. The introduction of new technologies can render existing products and services obsolete and unmarketable. Canmax's primary software product is C-Serve which runs under MS-DOS and UNIX operating systems. With the emerging growth of the Windows family of operating systems, customers are preferring that their systems, solutions and software run under a Windows-based system. As a result, Canmax believes it is critical that it develop a Windows based product to remain competitive in today's changing marketplace. Further, Canmax's continued success will depend on its ability to enhance existing products and services, to develop and introduce, on a timely and cost-effective basis, new products and services that keep pace with technological developments, and to address increasingly sophisticated customer requirements. There can be no assurance that Canmax will be successful in identifying, developing and marketing product and service enhancements or new products and services that respond to technological change, that Canmax will not experience difficulties that could delay or prevent the successful development, introduction and marketing of product and service enhancements or new products and services, or that its product and service enhancements and new products and services will adequately meet the requirements of the marketplace and achieve market acceptance. Canmax's business, financial condition and results of operations could be materially adversely affected if Canmax were to incur delays in sourcing and developing product and service enhancements or new products and services or if such product and service enhancements or new products and services did not gain market acceptance.

DEPENDENCE ON AND NEED TO RECRUIT AND RETAIN KEY MANAGEMENT AND TECHNICAL PERSONNEL

     Canmax's success depends to a significant extent on its ability to attract and retain key personnel. In particular, Canmax is dependent on its senior management and technical personnel. As of April 30, 1997, Canmax employed approximately 49 technical professionals. Canmax anticipates further growth in its technical staff. In the past, Canmax has experienced difficulty in attracting qualified technical personnel. Competition for such technical personnel is intense and no assurance can be given that Canmax will be able to recruit and retain such personnel. The failure to recruit and to retain management and technical personnel could have a material adverse effect on Canmax's anticipated growth, revenues and results of operations.

INTENSE COMPETITION

     The markets in which Canmax operates are characterized by intense competition from several types of technical service providers, including POS equipment manufactures, specialized application software companies and pump manufacturers. Canmax expects to face further competition from new market entrants and possible alliances between competitors in the future. Certain of Canmax's current and potential competitors have greater financial, technical, marketing and other resources than Canmax. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products and services than Canmax. No assurance can be given that Canmax will be able to compete successfully against current and future competitors.

PROTECTION OF INTELLECTUAL PROPERTY

     Canmax seeks to protect its proprietary software, systems and processes through copyright, trademark and trade secret laws and contractual restrictions on disclosure and copying. Despite such measures, it may be possible for unauthorized third parties to copy aspects of Canmax's software, systems and processes or to obtain and use information that Canmax regards as proprietary. In addition, no assurance can be given that the protective measures taken by Canmax will be sufficient to preclude competitors from developing competing or similar proprietary software, systems and processes.

ABSENCE OF DIVIDENDS

     Canmax has never declared or paid any cash dividends on its common stock, no par value per share ("Common Stock"), and does not presently intend to pay cash dividends on the Canmax Common Stock in the foreseeable future. Canmax intends to retain future earnings for reinvestment in its business.

MARKET FOR COMMON STOCK; VOLATILITY OF STOCK PRICE

     Canmax cannot ensure that an active trading market for the Common Stock on the Nasdaq SmallCap Market will be sustained subsequent to the Merger. After completion of the Merger, the market for the Common

Stock may be influenced by many factors, including the depth and liquidity of the market for the Canmax Common Stock, investor perceptions of Canmax and general economic and other similar conditions. The market price for shares of the Canmax Common Stock has varied significantly and may be volatile depending on news announcements or changes in general market conditions. In particular, news announcements, quarterly results of operations, competitive developments, litigation or governmental regulatory action impacting Canmax may adversely affect the Canmax Common Stock price.

PROPOSED INCREASED LISTING STANDARDS

     On January 28, 1997, the National Association of Securities Dealers, Inc. and The Nasdaq Stock Market approved increases in the listing and maintenance standards governing the Nasdaq SmallCap Market that are awaiting final approval by the Commission. If the new standards are approved by the Commission and Canmax fails to meet the increased maintenance standards, Canmax could be subject to being delisted from the Nasdaq SmallCap Market. The delisting of Canmax would materially adversely affect the liquidity of the Canmax Common Stock.

SHARES AVAILABLE FOR FUTURE SALE

     Canmax will issue up to an additional 6.7 million shares of Canmax Common Stock in connection with the Merger. Following the consummation of the Merger, certain former stockholders of AGSI may seek to dispose of the shares of Canmax Common Stock received in connection with the Merger. Canmax has agreed to register the resale of shares of Canmax Common Stock received by certain affiliates of AGSI (to be designated at closing) following the consummation of the Merger, which registration will enable such persons to resell their shares of Canmax Common Stock received in the Merger without restriction. There can be no assurance, given the moderately low volume of trading typically exhibited in the Canmax Common Stock, that all holders seeking to dispose of Canmax Common Stock will be able to do so or at what price such shares will be sold if dispositions are made. Further, the sale of a significant number of shares of Canmax Common Stock could adversely affect the market price thereof.

                                   THE COMPANY

     OTHER THAN HISTORICAL AND FACTUAL STATEMENTS, THE MATTERS AND ITEMS DISCUSSED HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS OF CANMAX MAY DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT COULD CONTRIBUTE TO SUCH DIFFERENCES ARE DISCUSSED IN "RISK FACTORS," WITH THE FORWARD-LOOKING STATEMENTS THROUGHOUT THIS PROSPECTUS AND IN "SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995."

BUSINESS

     GENERAL. Canmax Inc. through its wholly owned subsidiary CRSI, develops and provides enterprise wide technology solutions to the convenience store and retail petroleum industries. Canmax offers fully integrated retail automation solutions, including "C-Serve," which includes point of sale ("POS") systems, credit/debit network authorization systems, pump control systems, and other back office management systems, and "Vista," its headquarters-based management system. Canmax's products and services enable retailers and operators to interact electronically with customers, capture data at the point of sale, manage site operations and logistics and communicate electronically with their sites, vendors and credit/debit networks. Canmax also provides (a) software development, customization and enhancements, (b) systems integration, installation and training services, and (c) 24 hour a day, 365 day per year help desk services. These additional services enable Canmax to tailor the solutions to each customer's specifications and provide successful system implementation, installation, training and after sales support.

     Canmax's objective is to become a leading provider of enterprise wide technology solutions to the convenience store and retail petroleum market. Canmax is developing an enhanced version of its C-Serve product to run on the Windows NT operating system in conjunction with a development project with NCR and Southland scheduled for release in the fourth calendar quarter of 1997. As of July 31, 1997 Canmax's products have been installed in over 5,900 locations and its customers include, among others, Southland, ARCO and the Army and Air Force Exchange.

     BUSINESS STRATEGY. In the United States, there are currently approximately 200,000 locations which derive revenues from the operations of convenience stores and/or retail gasoline sites. Canmax believes that the industry is currently under automated and under invested in automation and technology solutions. The National Association of Convenience Stores (NACS) 1995 Future Study: Convenience 2000 confirms that the convenience store environment requires information derived from automation solutions to compete efficiently and effectively. Convenience stores lag the rest of the retail industry in store automation. For example, approximately 16% of all convenience stores utilize scanning technology, while grocery stores have implemented scanning technology in approximately 90% of their locations. Recent studies indicated that convenience store operators recognize the significance of automation of their operations to their future success. Canmax believes that the industry is prepared to increase its investment in automation and technology solutions. This belief is supported by recent surveys which reveal that the majority of convenience store operators plan to increase their spending for technology solutions. Canmax therefore believes that there will be demand in the marketplace for the Canmax's products, solutions and services. Canmax believes that international markets also represent substantial marketing opportunities for its solutions.

     Canmax's marketing strategy includes (i) providing solutions based products and services for the automation and management of convenience stores and gasoline stations, (ii) maintaining a high level of customer service through its help desk services and account managers, (iii) seeking strategic partnerships to provide Canmax visibility to buying audiences worldwide, and
(iv) continuing to invest in product development initiatives.

     Canmax identifies potential customers by size and geographic location and directs its marketing efforts along these segments. In general, Canmax allocates its sales and marketing efforts to "corporate accounts" with global operations, "national accounts" with operations primarily in the U.S. and "regional accounts" with operations on a local or regional basis. Canmax estimates that corporate accounts represent approximately 20% of its target locations, national accounts represent 60% of its target locations, and regional accounts represent the remaining 20% of its target locations.
Canmax utilizes concurrent efforts by both sales representatives and account managers in analyzing, selecting and implementing an automation system.

PRODUCTS AND SERVICES

     Canmax utilizes a process called "Pathmation" to analyze a customer's needs, assess a customer's options, and implement the best resources available to build a path leading a customer to its ultimate goal. The Pathmation process includes (i) defining business goals, (ii) defining business processes to support the business goals; (iii) determining technology requirements to support defined business processes; (iv) developing an implementation plan that encompasses business processes, technology training and continuing support; (v) deploying modified business processes, technology and support infrastructure; and (vi) continuously validating results with business goals and changes in business practices.

     In December of 1993, Canmax signed a five year agreement with Southland to provide software licenses, development services, and provide hardware and help desk services. Southland chose Canmax's proprietary convenience store automation software, C-Serve, as the basis for its automation of store functions and operations at its corporate and franchise operated 7-Eleven convenience stores in the United States. Software licensing, product and service revenue under this agreement during the fiscal years ended October 31, 1994, 1995, and 1996 totaled approximately $2,118,000, $3,733,000 and
$2,581,000, respectively, while development revenues recorded under the Southland agreement during these same periods totaled approximately $2,468,000, $1,792,000 and $971,000, respectively. In 1995, Canmax contracted with NCR to successfully bid for two additional contracts with Southland. These projects resulted in revenues to Canmax of approximately $1,005,000 and $1,755,000 in the fiscal years ended October 31, 1995 and 1996, respectively. During fiscal 1996, Canmax reached an agreement with NCR to develop for Southland a next generation Windows NT based version of the Canmax C-Serve convenience store software for $9.5 million. NCR was chosen by Southland to provide project management and other professional services for the project. Approximately $3,920,000 of revenues under such agreement was recognized by Canmax in fiscal 1996, and the remainder is expected to be recognized in fiscal 1997. There are currently over 5,000 7-Eleven stores using software developed by Canmax.

     C-SERVE. The Canmax C-Serve is a comprehensive site-based store automation software solution that provides, as its key features, debit/credit card processing, pump control, POS and scanning capabilities, and significant back office functions. Canmax's solutions are designed to allow retailers to process transactions, manage pumps and credit/debit card processing and capture data at the point of sale, as well as manage other front office and back office operations. The key purpose of such systems is to provide the store operator with information and tools to enable improved store operations and profitability. C-Serve includes features such as touch screen, PC keyboard or integrated third party POS terminals providing user friendly applications and flexibility in set up and configuration to accommodate the operational needs and differences of each site. Further, C-Serve has the capability of supporting communications and data transfer to and from remote corporate headquarters.

     C-Serve was designed exclusively for the retail petroleum and convenience store marketplace. C-Serve's features include:

     - point-of-sale transaction processing, incorporating touch screens, PC POS keyboards, or integrated POS terminals,
     -    fueling transactions,
     -    dispenser controls,
     -    settlement transactions for credit/debit cards,
     -    shift and day reporting,
     -    store maintenance,
     -    file maintenance,
     -    inventory controls,
     -    fuel inventory management,
     -    reporting capabilities,
     -    accounts receivable controls,
     -    island payment terminals,
     -    credit/debit card authorizations,
     -    communications to or from head office,
     -    security controls,
     -    shelf label generation,
     -    interface to handheld terminals and scanners,
     -    time and attendance records, and
     -    car wash interface.

     Presently, C-Serve operates in a DOS/UNIX environment. Canmax is currently developing its next generation of C-Serve software to run under the Windows NT operating system. The next generation product is being developed concurrently with the development project with NCR/Southland and is expected to reflect state of the art technologies, features and functionality. Release of this product is scheduled for the fourth calendar quarter of 1997.

     VISTA. The Canmax "Vista" software provides a flexible automation system that is able to conform to changing business needs. Vista is a decision support, communications and remote store management system that operates from corporate headquarters. Through a communications network, Vista provides for the transmission of data messages from headquarters to the remote store and from the store to headquarters. Vista's features include fuel and retail pricebook maintenance, tax book maintenance, vendor pricebook maintenance, and exception reporting for stores. Other features of Vista include:

     -batch or on-line communications
     -remote on-line support
     -sales analysis from store to store, zone to zone and region to region -addition of new parameters at any time

     -decision support, and
     -report writer

     OTHER SERVICES AND PRODUCTS. In addition to revenues generated from the licensing of C-Serve and Vista software and sale of proprietary communication boards, revenues are generated from the following other services:

     1)   modification and custom development contracts,
     2)   installation and training services,
     3)   annual maintenance and support services contracts, and
     4)   the provision of third-party software and hardware.

     Canmax's products are designed to provide a flexible generic system that can be easily modified to meet most customer's individual needs and preferences. Most customers, such as major oil companies, typically require a certain degree of product customization and the development of unique interfaces to communicate with their existing proprietary networks and host systems. Canmax typically charges for customization and development costs. Because Canmax retains ownership of the source code for such products (which is essential to effect program changes), Canmax typically realizes service revenues from such products throughout the duration of a relationship with the customer.

     To assist retailers and store operators in optimizing their use of Canmax's software, Canmax also offers consulting, installation, training and help desk support services. Canmax provides installation and training services at each installed site, and back-up and technical support services from a central location. Canmax has developed a proprietary help desk support system known as "Sites." Sites provides efficient call handling, automatic problem escalation, and customer reporting 24 hours a day, 7 days a week. Trained support technicians handle everything from "how do I..." questions to dispatching field service for hardware problems. Support services also include free software and user guide updates as well as ensuring that technicians respond to all problems in a timely manner. Sites management reports help identify and resolve recurring issues, such as the need for additional training at the store or potential hardware failures. Sites also supports remote dial in capability to the Canmax help desk Sites database, which provides customers managing a number of locations access to data and reporting functions to better manage their operations.

     Canmax does not usually directly sell hardware, such as personal computers and POS terminals, although it does provide a small amount of related equipment which may not be readily available from the principal hardware vendor. The majority of hardware products supplied to customers is provided by hardware vendors such as NCR, Ultimate Technologies and Compaq Computers. Third party software and hardware products such as operating systems, local and wide area network software and modems are also packaged with Canmax's software and firmware products and sold in accordance with distribution agreements entered into with such suppliers.

     PRODUCT DEVELOPMENT.   Due to the rapid pace of technological change in
its industry, Canmax believes that its future success will depend, in part, on its ability to enhance and develop its software products to meet customer needs.

     C-Serve is being enhanced to be operating system independent through the use of sophisticated software tools. Canmax believes that this independence will be a competitive advantage. Canmax currently provides C-Serve in a Unix environment and a Windows NT based version of C-Serve is scheduled for release in fourth calendar quarter of 1997. Canmax has developed Vista (commonly referred to as a "host system") which enables operators of chains of gas stations/convenience stores to monitor and control activities at stores. Operators are able to obtain "real time" store level information (from all stores or any number of selected stores) at headquarters over communications lines to provide timely information for decision making.

     During the fiscal years ended October 31, 1994, 1995 and 1996, Canmax expensed approximately $2,609,000, $2,401,000 and $1,477,000, respectively, on product development activities. Canmax incurred approximately $3,127,000, $0 and $129,000 during the fiscal years ended October 31, 1994, 1995 and 1996, respectively, in software development costs, which were initially capitalized. Because of the uncertainty of future revenue in the near term from certain products, Canmax recorded a write down of approximately $4,127,000 of capitalized software costs in fiscal 1994.

     SALES AND MARKETING. Canmax markets C-Serve and ancillary products and services from its offices in Irving, Texas. Virtually all sales efforts are focused on the U.S., Canada and Mexico at this time. However, Canmax plans to expand its international marketing efforts in the future. More than 99% of 1996 revenue was derived from U.S. based customers.

     BACKLOG. Product is generally delivered to customers when ordered. There is no backlog of orders; however Canmax has signed contracts with customers for the future delivery of products and services. Revenue from these contracts may be affected by changes in customer requirements, competition, technology and economic factors. There can be no assurance that the Canmax's expectation of revenue will be realized in full.

COMPETITION

     Canmax believes its competition can be categorized as follows:

     -    pump manufacturers,
     -    point-of-sale equipment manufacturers, and
     -    specialized application software companies.

     Pump manufacturers supply the majority of point-of-sale devices used by gas stations and convenience stores. They supply specialized equipment with proprietary interfaces specific to their pump control consoles. The proprietary nature of their products limits the technology used and the ability to interface to other devices. Their primary intent, however, is to provide a complementary service to the sale of their "core" product - pumps. Canmax faces competition from manufacturers such as Dresser Industries Inc., Gilbarco Inc. and Tokheim Corporation.

     Software firms, such as Canmax, specializing in gas and convenience store applications enjoy the advantage of bringing specialized knowledge and applications to customers. The industry, however, does not enjoy a strong reputation as service consultants who deliver solutions that meet/exceed customer expectations. Canmax faces competition from software firms such as Radiant Systems, Inc., MSI, Pinnacle, Inc., and Stores Automated Software, Inc. Canmax's service strategy is designed to employ "Pathmation," a consultative servicing process, to understand customer needs, while guiding and delivering appropriate products better than other marketplace alternatives.

     Specialized POS manufacturers traditionally have developed solutions based on their proprietary hardware. POS manufacturers, such as Verifone, Ltd., NCR and IBM, also compete with Canmax.

     Many of Canmax's current and prospective competitors have substantially greater financial, technical and marketing resources than Canmax. The most significant threat is the possibility of some consolidation or alliance of major suppliers creating a larger, stronger presence in the marketplace. Canmax also anticipates that additional competitors may enter certain of Canmax's markets, resulting in even greater competition. There can be no assurance that Canmax will be able to compete with existing or new competitors. Increased competition could result in significant price reductions with negative effects upon Canmax's gross margins and a loss of market share, which could materially and adversely affect Canmax's business, financial condition and operating results.

EMPLOYEES

     As at April 30, 1997, Canmax had 115 full time employees. The functional distribution of the employees was 9 in sales and marketing and professional services, 49 in product development and advanced research, 11 in general and administration, and 46 in service, support and education. All are located in Irving, Texas with the exception of two sales employees located outside Texas. None of its employees is represented by a labor union, and Canmax considers its employee relations to be excellent.

PROPERTIES

     Canmax occupies 47,178 square feet of office space at 150 West Carpenter Freeway, Irving, Texas, pursuant to a lease which expires August 31, 1998. The space is used for executive, administrative, sales, engineering personnel, help desk and related services, as well as for inventory storage and demonstration purposes. Canmax does not have an option to renew the lease. Canmax believes that its existing facilities are adequate to meet its current and foreseeable requirements and that suitable additional or substitute space will be available as needed. Canmax does not believe it has been or will be materially affected by environmental laws.

LEGAL PROCEEDINGS

     Neither Canmax nor any of its subsidiaries are party to any material legal proceedings.

                                  RECENT EVENTS

EDS OPTION EXERCISE

     On April 29, 1997, EDS exercised an option to acquire up to 25% of Canmax's Common Stock, resulting in Canmax issuing to EDS an additional 1,598,136 shares of Canmax Common Stock. Canmax accounted for this transaction by reclassifying the amount associated with the option to common stock. EDS then immediately sold its total interest in Canmax, representing 1,863,364 shares, in a private transaction to Founders Equity Group, Inc. ("the Selling Stockholder") and the Dodge Jones Foundation, two Texas-based institutional investors. In conjunction with this transaction, Canmax agreed to extend certain registration rights similar to those held by EDS with regard to such shares to the two institutional investors.

     Canmax believes that the termination of its relationship with EDS is beneficial because Canmax will be able to market its products directly (rather than through EDS) to a much larger customer base within selected target markets. Additionally, Canmax believes that the termination of the EDS option will facilitate Canmax's future growth strategies as the dilutive effect of the EDS option has been eliminated.

ENGAGEMENT OF THE SELLING STOCKHOLDER

     In May 1997, Canmax retained the Selling Stockholder, to provide investment advisory services to Canmax with regards to the proposed Merger with AGSI. Pursuant to the terms of such agreement, Canmax has agreed to pay to the Selling Stockholder a fee of $25,000.

WARRANT ISSUANCE

     On May 9, 1997, the Selling Stockholder exercised its right to demand that Canmax file a registration statement with regard to all its shares of Canmax Common Stock. Under applicable securities laws, Canmax was unable to file such registration statement until after the filing of the registration statement relating to the resale of shares of Canmax Common Stock in the Merger. Pursuant to the terms of the registration rights agreement with the Selling Stockholders, Canmax was to have filed a registration statement on or about July 23, 1997 or incur a registration penalty of 50,000 shares per month. The Selling Stockholder has agreed to extend the registration obligation until August 26, 1997 in exchange for its receipt of a warrant to purchase 50,000 shares of Canmax Common Stock at an exercise price of $2.00 per share. The registration obligation has been satisfied by the filing of the registration statement of which this Prospectus forms a part.

THE PROPOSED AUTO-GAS MERGER

     Canmax has entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") dated as of June 16, 1997 among Canmax, CRSI and AGSI pursuant to which AGSI will be merged (the "Merger") with an into CRSI. Upon the consummation of the Merger, the separate corporate existence of AGSI will cease to exist and the business operations of AGSI and CRSI will be conducted through CRSI. Pursuant to the terms of the Merger Agreement, Canmax has agreed to issue up to 6.7 million shares of its Common Stock to the AGSI stockholders. In addition, Canmax has agreed to grant to G. Randy Nicholson, the Chief Executive Officer and President of AGSI, and Jeffrey F. Upp, the Vice President of Finance and Chief Financial Officer of AGSI, warrants to purchase 285,000 shares and 120,000 shares, respectively, of Common Stock at an exercise price of $0.58 per share, in each case as additional compensation for certain non-competition covenants by such persons. Based upon the current number of shares of common stock of AGSI outstanding as of the date hereof, Canmax anticipates issuing approximately 5.2 million shares of Canmax stock to current AGSI stockholders upon consummation of the Merger, and an additional
1.5 million shares will be reserved for issuance upon the exercise of outstanding options and warrants to purchase shares of AGSI common stock, which options and warrants are to be assumed by Canmax in the Merger. For a description of the anticipated combined business of Canmax and AGSI and Pro forma Financial Information relating to the Merger, see "The Combined Company."

                              THE COMBINED COMPANY

BUSINESS OF THE COMBINED COMPANY

     Following the consummation of the Merger, Canmax, together with the combined operations of AGSI (the "Combined Company"), will be in the business of developing and providing enterprise wide technology solutions to the convenience store and retail petroleum industries. In particular, the Combined Company will offer an expanded product line, with solutions that will service the needs of the smaller customer or the larger customer looking for an integrated, scaleable solution, plus "pay-at-the-pump," unattended and fleet fueling capability. The Combined Company's products and services will be sold through its direct sales force and extensive distribution network. The Combined Company will have access to in excess of 40 credit/debit card networks, including proprietary networks of major oil companies and third party electronic payment networks. Further, the Combined Company will have an expanded presence internationally, with installed sites currently in Hong Kong, mainland China, the Middle East, South America and Canada.

     The Combined Company's products have been installed in over 15,000 locations and its customers include Circle K, BHP Hawaii, Thrifty Oil, Fuelman, Inc., Irving Oil Corp., West Texas Gas, The Southland Corporation, ARCO, and the Army and Airforce Exchange.

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma combined condensed financial information gives effect to the proposed Merger. Upon consummation of the Merger, each share of AGSI Common Stock will be converted into the right to receive
3.37623 shares of Canmax Common Stock. The Merger will be accounted for as a purchase of AGSI by Canmax.

The unaudited pro forma combined condensed balance sheet as of April 30, 1997 gives effect to the Merger as if it had occurred on April 30, 1997, and combines the unaudited consolidated balance sheet of Canmax as of April 30, 1997 and the unaudited balance sheet of AGSI as of March 31, 1997.

The unaudited pro forma combined condensed statement of operations for the six months ended April 30, 1997 combines the unaudited consolidated statement of operations of Canmax for the six months ended April 30, 1997, and the unaudited statement of operations of AGSI for the six months ended March 31, 1997, as if the Merger had occurred at the beginning of the respective period.

The unaudited pro forma combined condensed statement of operations for the year ended October 31, 1996, combines the audited consolidated statement of operations of Canmax for the year ended October 31, 1996, and the audited statement of operations of AGSI for the year ended September 30, 1996, as if the Merger had occurred at the beginning of the respective fiscal year.

The unaudited pro forma combined condensed financial information described above is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the Merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. The accompanying unaudited pro forma combined condensed financial statements are based upon the respective historical financial statements of Canmax and AGSI and should be read in conjunction with the respective historical financial statements and notes thereto of Canmax and AGSI included elsewhere in this Prospectus. Additionally, the accompanying unaudited pro forma combined condensed financial statements do not incorporate any benefits from cost savings that may result in the combined entity.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                      Historical                           Pro Forma
                                            -----------------------------       --------------------------------
                                            Canmax Inc.        AutoGas
                                                             Systems Inc.
                                             April 30,         March 31,
                                               1997              1997           Adjustments           Combined
                                            ----------       ------------       -----------          -----------
ASSETS

Current Assets:
   Cash and cash equivalents                $   71,573        $ 2,358,053                            $ 2,429,626
   Accounts receivable, net                  2,726,096          2,444,107                              5,170,203
   Inventories                                  50,582          2,299,657                              2,350,239
   Deferred tax asset                                             239,625                                239,625
   Prepaid expenses and other                  151,715            570,858                                722,573
                                            ----------        -----------                            -----------

Total current assets                         2,999,966          7,912,300                             10,912,266

Property and equipment, net                  1,094,989            660,453                              1,755,442
Purchased research and development                                             $ 6,960,000 (A)                 -
                                                                                (6,960,000)(B)
Capitalized software costs, net                401,292          1,247,048          400,000 (A)         1,548,340
                                                                                  (500,000)(D)
Intangible assets, net                          38,889                             481,391 (A)         1,315,050
                                                                                   794,770 (C)
Investment in FST Holdings                                        283,547         (283,547)(D)                 -

Other assets                                   134,329              6,657                                140,986
                                            ----------        -----------      -----------           -----------

Total assets                                $4,669,465        $10,110,005      $   892,614           $15,672,084
                                            ----------        -----------      -----------           -----------
                                            ----------        -----------      -----------           -----------

See accompanying notes to unaudited pro forma combined condensed financial statements.

                                                     Historical                            Pro Forma
                                          -------------------------------       --------------------------------
                                           Canmax Inc.         AutoGas
                                                             Systems Inc.
                                            April 30,          March 31,
                                              1997               1997           Adjustments           Combined
                                          ------------        -----------       -----------         ------------
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                       $    827,203        $   563,104                           $  1,390,307
   Accrued liabilities                         496,566            942,746      $   647,000 (G)         2,086,312
   Deferred revenue                            271,871            124,283                                396,154
   Current portion of lease obligation         132,839                                                   132,839
   Current portion of long term debt            34,703                                                    34,703
                                          ------------        -----------      -----------          ------------

      Total current liabilities              1,763,182          1,630,133          647,000             4,040,315

Lease obligations                              103,060                                                   103,060
Long-term debt                                  68,600                                                    68,600
Non-compete                                                                        794,770 (C)           794,770
Deferred tax liability                                            396,044         (156,419)(L)           239,625

Shareholders' equity:

   Common stock                             23,234,233          1,541,794       (1,541,794)(H)        37,885,324
                                                                                14,651,091 (H)
   Additional paid-in capital                                   5,344,739       (5,344,739)(H)                 -
   Retained earnings (deficit)             (20,499,610)         1,197,295       (6,960,000)(B)       (27,459,610)
                                                                                (1,197,295)(H)
                                          ------------        -----------      -----------          ------------

      Total shareholders' equity             2,734,623          8,083,828         (392,737)           10,425,714
                                          ------------        -----------      -----------          ------------
      Total liabilities and
      shareholders' equity                $  4,669,465        $10,110,005      $   892,614          $ 15,672,084
                                          ------------        -----------      -----------          ------------
                                          ------------        -----------      -----------          ------------


See accompanying notes to unaudited pro forma combined condensed financial statements.

       UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

                                                     Historical                             Pro Forma
                                          --------------------------------      --------------------------------
                                            Canmax Inc.         AutoGas
                                                             Systems, Inc.
                                            Six months        Six months
                                               ended             ended
                                          April 30, 1997    March 31, 1997      Adjustments           Combined
                                          --------------    --------------      -----------          -----------
Revenues:
   Systems sales                            $        -         $3,153,881                            $ 3,153,881
   Software licenses and product
     revenue                                   654,761            621,405                              1,276,166
   Development                               6,081,848            177,170                              6,259,018
   Service agreements                          997,565            750,214                              1,747,779
                                            ----------         ----------                            -----------
                                             7,734,174          4,702,670                             12,436,844
                                            ----------         ----------                            -----------
Costs and expenses:
   Cost of systems sales                             -          1,352,466        $ 200,000 (E)         1,552,466
   Costs of software licenses
     and product revenue                       474,353             64,193          (50,000)(I)           488,546
   Cost of development revenues              2,991,773             14,672                              3,006,445
   Customer service                          1,154,793          1,026,319                              2,181,112
   Product development                         314,515            515,987                                830,502
   Sales and marketing                         253,753            887,094                              1,140,847
   General and administrative                1,878,471            733,653           37,910 (E)         2,729,511
                                                                                    79,477 (K)
                                            ----------         ----------        ---------           -----------
                                             7,067,658          4,594,384          267,387            11,929,429
                                            ----------         ----------        ---------           -----------

Operating income                               666,516            108,286         (267,387)              507,415
Other income (expense):
   Interest, net                               (7,250)             61,563           (4,738)(K)            49,575
   Equity loss in FST Holdings                       -            (40,552)          40,552 (N)                 -
                                            ----------         ----------        ---------           -----------
Income before taxes                            659,266            129,297         (231,573)              556,990
Income tax expense (benefit)                         -             73,043          (73,043)(M)                 -
                                            ----------         ----------        ---------           -----------
Net income                                  $  659,266         $   56,254        $(158,530)          $   556,990
                                            ----------         ----------        ---------           -----------
                                            ----------         ----------        ---------           -----------
Net income per common
and common equivalent share                 $     0.10                                               $      0.05
                                            ----------                                               -----------
                                            ----------                                               -----------
Shares used in per share computation         6,618,348                                                12,369,719
                                            ----------                                               -----------
                                            ----------                                               -----------

See accompanying notes to unaudited pro forma combined condensed financial statements.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS


                                                         Historical                                Pro Forma
                                             -------------------------------------     ----------------------------------
                                                Canmax Inc.           AutoGas
                                                                   Systems, Inc.
                                                Year Ended          Year Ended
                                             October 31, 1996   September 30, 1996      Adjustments            Combined
                                             ----------------   ------------------      -----------          ------------
Revenues:
   Systems sales                               $         -         $  9,529,884                               $ 9,529,884
   Software licenses and product
       revenue                                   1,892,077            1,483,934                                 3,376,011
   Development                                   7,392,040              271,526                                 7,663,566
   Service agreements                            2,979,743            1,159,174                                 4,138,917
                                               -----------          -----------                               -----------

                                                12,263,860           12,444,518                                24,708,378
                                               -----------          -----------                               -----------

Costs and expenses:

   Cost of systems sales                                 -            3,572,913         $  400,000 (F)          3,972,913
   Costs of software licenses
        and product revenue                      1,539,644              203,351           (100,000)(J)          1,642,995
   Cost of development revenues                  2,949,166              182,082                                 3,131,248
   Customer service                              2,321,798            1,895,954                                 4,217,752
   Product development                           1,476,720            1,066,365                                 2,543,085
   Sales and marketing                             440,582            1,612,475                                 2,053,057
   General and administrative                    3,365,289            1,730,753             75,821 (F)          5,330,817
                                                                                           158,954 (K)
                                               -----------          -----------          ---------            -----------
                                                12,093,199           10,263,893            534,775             22,891,867
                                               -----------          -----------          ---------            -----------

   Operating income                                170,661            2,180,625           (534,775)             1,816,511
   Other income (expense):
      Interest, net                                (28,047)             141,554             (9,477)(K)            104,030
      Equity loss in FST Holdings                        -              (87,983)            87,983 (N)                  -
                                               -----------          -----------          ---------            -----------
   Income before taxes                             142,614            2,234,196           (456,269)             1,920,541
   Income tax expense (benefit)                          -              831,564           (660,724)(M)            170,840
                                               -----------          -----------          ---------            -----------
   Net income                                  $   142,614          $ 1,402,632          $ 204,455            $ 1,749,701
                                               -----------          -----------          ---------            -----------
                                               -----------          -----------          ---------            -----------
Net income per common and common
  equivalent share                             $      0.02                                                    $      0.14
                                               -----------                                                    -----------
                                               -----------                                                    -----------
Shares used in per share computation             6,851,148                                                     12,481,356
                                               -----------                                                    -----------
                                               -----------                                                    -----------

See accompanying notes to unaudited pro forma combined condensed financial statements.

                    NOTES TO UNAUDITED PRO FORMA COMBINED
                       CONDENSED FINANCIAL STATEMENTS

(A) Adjustment to reflect intangible assets resulting from the merger of AGSI with Canmax. The purchase price was 5,205,451 shares of Canmax common stock which, for purposes of purchase accounting, was valued at $12,638,842 plus the value assigned to AGSI stock options and warrants assumed by Canmax of $2,174,249 and acquisition costs of $485,000 for a total purchase price of $15,298,091. Canmax is currently in the process of having an independent appraiser perform an allocation of the purchase price.

     Based upon discussions with the independent appraiser, a preliminary allocation of the purchase price with regards to intangible assets is as follows:


Description                          Allocation of Purchase Price            Amortization Period
                                                                                (Useful Life)
-------------------------------------------------------------------------------------------------
Purchased Research and Development         $6,960,000                               N/A
Goodwill                                   $  123,391                             5 years
Capitalized software costs                 $1,147,048                            1-5 years
Assembled Workforce                        $  358,000                             7 years

     Of the total purchase price allocated to capitalized software costs, $400,000 represents additional value identified by the appraisal which has been assigned a 1 year life.

     The above allocation is preliminary and may change based upon the final valuation and allocation of the purchase price.

(B) Purchased research and development was identified and valued through extensive interviews and analysis of data for each of AGSI's products under development. Expected future cash flows of each product under development were discounted taking into account risks associated with the difficulties and uncertainties in completing the project(s) and thereby achieving technological feasibility and risks related to the viability of and potential changes in future target markets. This resulted in $6,960,000 of purchased research and development which has not reached technological feasibility and does not have alternative future use. Therefore, in accordance with generally accepted accounting principles, the $6,960,000 of purchased research and development cost was written-off as a pro forma adjustment in the accompanying pro forma balance sheet as of April 30, 1997. Such charge will be included in the income statement in the period the transaction is consummated. Such charge has been excluded from the pro forma statements of operations as it was considered a non-recurring material charge.

(C) Adjustment to reflect non-compete agreements with AGSI executives resulting from the merger of AGSI with Canmax.

(D) The adjustment to capitalized software costs represents a write-down to projects recorded on AGSI's books for which the Combined Company has no plans to market the products or will not pursue additional development to market the products. Therefore, Canmax has assigned no value to such projects.

     The investment in FST Holdings, which is accounted for under the equity method, has historically incurred losses. The Combined Company does not plan to invest additional funds in the underlying venture. Therefore, Canmax has assigned no value to the investment.

(E) Adjustment to reflect the pro forma amortization of capitalized software costs of $200,000, assembled work force of $25,571 and goodwill of $12,339 over their estimated useful lives resulting from the acquisition of AGSI for the six months ended April 30, 1997.

(F) Adjustment to reflect the pro forma amortization of capitalized software costs of $400,000, assembled work force of $51,143 and goodwill of $24,678 over their estimated useful lives resulting from the acquisition of AGSI for the year ended October 31, 1996.

(G) Represents accrual for estimated costs associated with the merger totaling $647,000 which primarily consist of legal and professional fees of $235,000, estimated severance and relocation costs of $250,000 and registration costs of $162,000 Costs totaling $485,000 have been accounted for as additional purchase price. The remaining costs of $162,000 represent costs estimated to be incurred to register the securities to be issued relating to the merger and have been recorded as a reduction of the fair value of the securities issued.

(H) Reflects the elimination of AGSI's historical shareholders' equity and the recording of the additional shares, options and warrants issued as a result of the merger, net of estimated costs to register securities to be issued.

(I) Impact on amortization of $50,000 for the six months ended April 30, 1997, of the pro forma write-down of capitalized software (see (D) above).

(J) Impact on amortization of $100,000 for the year ended October 31, 1996 of the pro forma write-down of capitalized software (see (D) above).

(K)  Imputed interest and amortization on non-compete agreements.

(L)  Adjustment to reflect tax impact of the merger as of April 30, 1997.

(M) The Combined Company anticipates that the Merger will qualify as a tax free reorganization under Internal Revenue Code (I.R.C.) Section 368(a).

      The Combined Company anticipates limitation of use of its tax net operating loss ("NOL") carryforwards as a result of a change in ownership as defined in I.R.C. Section 382. Based on the estimated market value of Canmax prior to the Merger, as provided under Section 382, the Combined Company will utilize its limited NOL carryforward to partially offset the pro forma taxable income and accordingly has reduced tax expense paid or accrued for the six months ended April 30, 1997 and the year ended October 31, 1996.

     The Combined Company will provide an allowance of approximately $6.2 million to reduce its deferred tax asset to zero due to uncertainty of its realization. The deferred tax asset is principally attributable to $17.3 million in NOL carryforwards expiring from 2006 to 2010.

(N) Adjustment to reflect impact on equity loss in FST Holdings of the pro forma valuation adjustment to investment in FST Holdings (See (D) above).


                               USE OF PROCEEDS

     The Shares being offered hereby are for the account of the Selling Stockholder. Accordingly, Canmax will not receive any of the proceeds from the sale of the Shares by the Selling Stockholder. See "Selling Stockholder."


                                  DILUTION

     The net tangible book value of Canmax at April 30, 1997 was $2,692,734, or $0.41 per share. "Net tangible book value per share" is equal to Canmax's total tangible assets less total liabilities (excluding deferred income taxes), divided by the number of shares of Common Stock outstanding. Based on an assumed public offering price of $2.375 (the closing price of the Common Stock on the Nasdaq SmallCap Market on August 8, 1997), new investors purchasing shares at the public offering price would experience an immediate dilution of $1.965 in net tangible book value per share.

      The following table illustrates the per-share dilution at April 30, 1997:

     Assumed public offering price                            $  2.375
     Net tangible book value                                  $   0.41
     Assumed dilution to new investors in the offering        $  1.965

                               SELLING STOCKHOLDER

     The following table sets forth the name of the Selling Stockholder and the number of shares that may be offered by it. The number of Shares that may be actually sold by the Selling Stockholder will be determined by the Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because the Selling Stockholder may offer all, some or none of the Shares that it holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by the Selling Stockholder upon or prior to termination of this offering. See "Plan of Distribution." The table below sets forth information as of August 8, 1997, concerning the beneficial ownership of the Shares of the Selling Stockholder. All information as to beneficial ownership has been furnished by the Selling Stockholder.

                                                                SHARES OF
                                                               COMMON STOCK
                                                             STOCK OFFERED IN       SHARES
                                                               THE OFFERING       PREVIOUSLY
                                    SHARES OF COMMON STOCK   (INCLUDING SHARES     SOLD IN        SHARES OF COMMON STOCK
                                     OWNED BEFORE OFFERING   PREVIOUSLY SOLD)    THE OFFERING     OWNED AFTER OFFERING(1)
                                    ----------------------   -----------------   ------------     -----------------------
NAME OF SELLING STOCKHOLDER          NUMBER        PERCENT         NUMBER           NUMBER         NUMBER         PERCENT
---------------------------        ----------      -------       ----------         ------        --------        -------
Founders Equity Group, Inc.        913,364(2)       13.7         863,364(3)            0          50,000(2)          0.8

------------

(1)  Assumes all shares of Common Stock offered hereby are sold.
(2)  Includes 50,000 shares subject to presently exercisable warrants.
(3) On April 29, 1997, Founders Equity Group, Inc., a Texas corporation ("Founders") entered into a Purchase Agreement with Electronic Data Systems Corporation, a Texas corporation ("EDS"), whereby Founders purchased from EDS 863,364 shares of Common Stock. In connection with such acquisition, Canmax granted certain registration rights to Founders, and pursuant thereto, has registered for sale in the offering made hereby 863,364 of Common Stock. The costs of this registration (other than brokerage commissions and other similar expenses) will be paid by Canmax.


                              PLAN OF DISTRIBUTION

     Canmax will not receive any proceeds from the sale of the Shares by the Selling Stockholder. The Shares may be sold from time to time to purchasers directly by the Selling Stockholder. Alternatively, the Selling Stockholder may from time to time offer its Shares to or through underwriters, broker-dealers or agents who may receive compensation in the form of commissions, underwriting discounts, concessions or other compensation from the Selling Stockholder and/or the purchasers of such Shares for whom they may act as agent. However, neither Canmax nor the Selling Stockholder has entered into any arrangements or underwriting agreements with any underwriter, broker-dealer or agent relative to the Shares to be offered hereby. It is anticipated that the Selling Stockholder will offer all of the Shares held by it for sale. All expenses of registration incurred in connection with this offering are being borne by Canmax, but all brokerage commissions and other similar expenses incurred by the Selling Stockholder will be borne by the Selling Stockholder.

     The Shares may be sold from time to time in one or more transactions at fixed prices, at the prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Shares may be effectuated in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market, or (iv) through the writing and exercise of options. At the time a particular offer of Shares is made, if and to the extent required, a supplement to this Prospectus (the "Prospectus Supplement") will be distributed that will identify and set forth the aggregate amount of Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Stockholder, any commissions, discounts and other items constituting compensation from the Selling Stockholder and any commissions, discounts or concessions allowed or reallowed or paid to dealers, including the proposed selling price to the public. In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered and qualify for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

     The Selling Stockholder and any dealer acting in connection with the offering of any of the Shares or any broker executing or selling orders on behalf of the Selling Stockholder may be deemed to be an "underwriter" within the meaning of the Securities Act, in which event any profit on the sale of any or all of the Shares and any commissions, underwriting discounts concessions or other compensation received by any such dealers or brokers may be deemed to be underwriting commissions and discounts under the Securities Act. Any dealer or broker participating in any distribution of the Shares may be required to deliver a copy of this Prospectus, including the Prospectus Supplement, if any, to any person who purchases any of the Shares from or through such dealer or broker.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Shares may not simultaneously engage in market making activities with respect to the Shares for a period of nine business days prior to the commencement of such distribution. The Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of the Shares by the Selling Stockholder.


                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of Canmax consists of 44,169,100 shares of Common Stock. As of August 8, 1997, there were 6,611,005 shares of Common Stock held by 480 stockholders of record.

     The Common Stock is the only class of capital stock authorized by Canmax's Articles of Incorporation. Each share of Common Stock ranks equally as to dividends, voting rights, participation in assets on winding-up and in all other respects. No shares have been or will be issued subject to call or assessment. There are no pre-emptive rights, provisions for redemption or purchase for either cancellation or surrender or provisions for sinking or purchase funds. Provisions as to the modification, amendment or variation of such rights or such provisions are contained in the laws of the State of Wyoming. All outstanding shares of Common Stock are fully paid and non-assessable, and the shares of Common Stock offered hereby will, upon issuance (as described herein), be fully paid and non assessable.

     Canmax's common stock trades on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol CNMX. On November 25, 1995, Canmax's Common Stock was granted a temporary exception to the Minimum Bid Price listing requirement and Canmax's stock remained listed and traded under the symbol CNMXC. At the time, Canmax's stock had been trading below the minimum bid price of $1.00. Nasdaq granted Canmax a temporary listing exception subject to Canmax achieving a minimum bid price in excess of $1.00 on or before January 22, 1996. In order to meet the Nasdaq listing requirements, the Board of Directors of Canmax approved a one-for five reverse stock split effective December 21, 1995. No fractional shares were issued pursuant to such change. In lieu of issuing fractional shares, one additional share was issued to replace the fractional share. From this date, Canmax had a temporary new trading symbol of CNMCD, previously CNMXC. Canmax's stock has traded in excess of the minimum bid price requirement since December 21, 1995. On January 15, 1996, Nasdaq advised Canmax that it was in compliance with all requirements necessary for continued listing on The Nasdaq SmallCap Market tier of The Nasdaq Stock Market. Effective January 17, 1996, Canmax's trading symbol reverted back to

CNMX. While Canmax anticipates meeting the requirements for continued listing on the Nasdaq SmallCap Market in the future, there can be no assurance that Canmax will continue to comply with the listing requirements. See "Risk Factors - Proposed Increased Listing Standards."

REGISTRATION RIGHTS

     The beneficial owners of 1,863,364 shares of Canmax Common Stock currently outstanding have the right to request that Canmax effect the registration of any or all of such shares or to include any or all of such shares in any registration statement to be filed by Canmax relating to the registration of Canmax Common Stock under the Securities Act (other than registration statements on Form S-4 or Form S-8). The holders of such shares, the Dodge Jones Foundation (with respect to 1,000,000 shares) and the Selling Stockholder (with respect to 863,364 shares), acquired such shares from EDS on April 29, 1997. See "Recent Events - EDS Option Exercise." In connection with such transaction, Canmax extended to such investors registration rights similar to the registration rights formerly held by EDS. The registration rights agreement with the Selling Stockholder requires Canmax to file with the Commission, within 75 days of demand, a registration statement covering the shares of Canmax Common Stock requested to be included in the registration statement or incur registration penalties of 50,000 shares per month until such registration statement is filed or until the demand registration is withdrawn. On May 9, 1997, the Selling Stockholder requested that Canmax file a registration statement covering all of its shares of Canmax Common Stock. The Selling Stockholder has agreed to extend the date for Canmax's registration obligation until August 26, 1997 to allow Canmax to first file the registration statement regarding the shares of Common Stock to be issued in the Merger. As consideration for such extension, Canmax agreed to grant to the Selling Stockholder a warrant to purchase up to 50,000 shares of Canmax Common Stock at an exercise price of $2.00 per share. The registration obligation has been satisfied by the filing of the registration statement of which this purchase forms a part. Canmax has agreed to grant to the Selling Stockholder the right to include the shares issuable upon the execution of such warrant in other registration statements (other than on Form S-4 or S-8) of Canmax.

     In addition, Canmax has agreed to file within 60 days following the consummation of the Merger a registration statement to permit resales of shares of Canmax Common Stock received in the Merger by certain former affiliates of AGSI. Canmax has also agreed to include in such registration statement shares issuable upon the exercise of the warrants granted to Messrs. Nicholson and Upp as consideration for certain noncompetition agreements. See "Recent Events - The Proposed Auto-Gas Merger."

     Pursuant to the terms of employment agreements entered into between Canmax and Roger D. Bryant, its President and Chief Executive Officer, Debra
L. Burgess, its Executive Vice President and Chief Operating Officer and Philip M. Parsons, its Executive Vice President and Chief Financial Officer, such persons were granted warrants to require shares of Canmax Common Stock that vest upon Canmax's achieving certain financial performance results or a Change of Control. See "Description of Capital Stock-Change of Control and Severance Agreements." These warrants entitle the holders thereof to request the registration of the shares issuable pursuant to such warrants or to include such shares in other registration statements (other than on Form S-4 or S-8) of Canmax.

CHANGE OF CONTROL AND SEVERANCE ARRANGEMENTS

     Roger D. Bryant, the Chief Executive Officer and President of Canmax, Philip M. Parsons, Executive Vice President and the Chief Financial Officer of Canmax, and Debra L. Burgess, an Executive Vice President and the Chief Operating Officer of Canmax, each serve as executive officers of CRSI pursuant to written employment agreements that commenced July 1, 1997. Each employment agreement provides these executives certain benefits and protections upon a "Change of Control," which is defined to occur (i) at any time a person acquires in excess of thirty percent of the combined voting power of the outstanding securities of CRSI or Canmax, (ii) if, at any time during the twenty-four month period following a merger, tender offer, consolidation, sale of assets or contested election, or any combination thereof, at least a majority of the Canmax Board shall cease to consist of either (a) directors who served prior to such transaction or (b) directors whose nomination for election by the stockholders of Canmax was approved by at least two-thirds of all directors then serving, or (iii) at any time the stockholders of Canmax approve an agreement to sell or dispose of all or substantially all of the assets of CRSI or Canmax. Each employment agreement specifically excludes the proposed Merger with AGSI from the Change of Control definition. Each employment agreement also permits CRSI to terminate the executive for "Cause", meaning a termination as a result of (a) acts of dishonesty constituting a felony or intended to result in substantial gain for personal enrichment at the expense of CRSI or Canmax, or (b) the willful and continued failure to substantially perform such person's duties and responsibilities following a demand for substantial performance by CRSI or Canmax. Each employment agreement prohibits the executive from engaging in any activities in competition with CRSI or Canmax during the employment term and prohibits the executive from soliciting any employees, customers or clients of Canmax or CRSI during the 2-year period following any voluntary termination by the executive or termination for Cause.

     The employment agreements with Messrs. Bryant, Parsons and Ms. Burgess also provide for the issuance of warrants ("Performance Warrants") to each executive as additional employment compensation. Each Warrant expires 10 years from the date of issuance, and is exercisable at a price of $2.25 per share, the closing price of the Canmax Common Stock on July 17, 1997, the date that the compensation committee approved the issuance of such warrants. The Performance Warrants vest 50% upon the "Trigger Date" and 50% on the one-year anniversary of the Trigger Date. As used in each employment agreement, the Trigger Date means the date of the earlier of the following events: (i) the earnings per share of Canmax (after tax) equals or exceeds $0.30 per share during any fiscal year, (ii) the closing price of the Canmax Common Stock equals or exceeds $8.00 per share for sixty-five consecutive trading days, or (iii) a Change of Control.

     Mr. Bryant's employment agreement expires June 30, 1999. Mr. Bryant is entitled to receive an annual base salary of $185,000 and to participate in any bonus programs established by the Canmax Board. Upon execution of his employment agreement, Mr. Bryant was also granted Performance Warrants to acquire 250,000 shares of Canmax Common Stock. Pursuant to the terms of his agreement, Mr. Bryant may elect to voluntarily terminate his employment within 90 days following a Change of Control and receive a lump sum payment equal to one year's base salary. If Mr. Bryant is terminated during his employment period without Cause, he will be entitled to continue to receive his base salary and benefits for a period of two years and an amount equal to any bonus paid during the preceding 12 months (payable in 24 monthly installments) in accordance with CRSI's standard payroll cycle; provided, however, that such amounts shall be payable in a lump sum following a Change of Control.

     Ms. Burgess' employment agreement expires June 30, 1998. Ms. Burgess is entitled to receive an annual base salary of $140,000 and to participate in any bonus programs established by the Canmax Board. Upon the execution of her employment agreement, Ms. Burgess was also granted Performance Warrants to acquire 125,000 shares of Canmax Common Stock. Pursuant to the terms of her agreement, Ms. Burgess may elect to voluntarily terminate her employment within 90 days following a Change of Control and receive a lump sum payment equal to one year's base salary. If Ms. Burgess is terminated during her employment period without Cause, she will be entitled to continue to receive her base salary and benefits for a period of one year and an amount equal to 50% of any bonus paid during the preceding 12 months (payable in 12 monthly installments) in accordance with CRSI's standard payroll cycle; provided, however, that such amounts shall be payable in a lump sum following a Change of Control.

     Mr. Parsons' employment agreement expires June 30, 1998. Mr. Parsons is entitled to receive an annual base salary of $125,000 and to participate in any bonus programs established by the Canmax Board. Upon the execution of his employment agreement, Mr. Parsons was also granted Performance Warrants to acquire 100,000 shares of Canmax Common Stock. Pursuant to the terms of his agreement, Mr. Parsons may elect to voluntarily terminate his employment within 90 days following a Change of Control and receive a lump sum payment equal to one year's base salary. If Mr. Parsons is terminated during his employment period without Cause, he will be entitled to continue to receive his base salary and benefits for a period of one year and an amount equal to 50% of any bonus paid during the preceding 12 months (payable in 12 monthly installments) in accordance with CRSI's standard payroll cycle; provided, however, that such amounts shall be payable in a lump sum following a Change of Control.

     Upon consummation of the Merger, Steve Covington is anticipated to execute an employment agreement with CRSI for a one year term, pursuant to which he will be entitled to receive an annual base salary of $100,000 and to participate in any bonus programs established by the Canmax Board. Mr. Covington's employment agreement will contain "Change of Control" and "Cause" definitions and provisions similar to Mr. Parsons' and Ms. Burgess'.
Pursuant to the terms of his agreement, Mr. Covington would be entitled to elect to voluntary terminate his employment within 90 days following a Change of Control and receive a lump sum payment equal to one year's base salary.
If Mr. Covington were to be terminated during his employment without Cause, he would be entitled to continue to receive his base salary and benefits for a period of one year and an amount equal to 50% of any bonus paid during the preceding 12 months (payable in 12 monthly installments) in accordance with CRSI's regular payroll cycle; provided, however, that such amounts shall be payable in a lump sum following a Change of Control. Mr. Covington's employment agreement prohibits him from competing with CRSI during the employment term and prohibits him from soliciting any employee, consultant, supplier or customer of CRSI or Canmax during the two year period following his voluntary termination of the agreement or a termination for Cause. The agreement also provides for the vesting of all of his options to acquire shares of AGSI Common Stock held by Mr. Covington (which options will be assumed by Canmax in the Merger) following a Change of Control.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Canmax Common Stock is Montreal Trust Company.


                                  LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for Canmax by Arter & Hadden, Dallas, Texas.


                                     EXPERTS

      The consolidated financial statements of Canmax Inc. appearing in Canmax Inc.'s Annual Report (Form 10-K) for the year ended October 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The financial statements of AGSI at September 30, 1996, 1995 and 1994 appearing in this Prospectus and Registration Statement have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          Index To Financial Statements



Financial Statements of Auto-Gas Systems, Inc.:

Report of Price Waterhouse LLP, Independent Accountants..................... F-2

Balance Sheets.............................................................. F-3

Statements of Income........................................................ F-4

Statements of Stockholders' Equity.......................................... F-5

Statements of Cash Flows.................................................... F-6

Notes to Financial Statements............................................... F-7

                        REPORT OF INDEPENDENT ACCOUNTANTS




TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
AUTO-GAS SYSTEMS, INC.


In our opinion, the financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Auto-Gas Systems, Inc. (the "Company") at September 30, 1996 and 1995, and the results of its operations and its cash flows for the three years ended September 30, 1996 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for income taxes in fiscal 1994.

/s/ Price Waterhouse LLP
Fort Worth, Texas
November 8, 1996

AUTO-GAS SYSTEMS, INC.
BALANCE SHEETS
------------------------------------------------------------------------------

                                                                 MARCH 31,                   SEPTEMBER 30,
                                                                   1997                1996                1995
                                                               ------------         -----------         ----------
                                                               (unaudited)
ASSETS
Current assets
   Cash and cash equivalents                                    $ 2,358,053         $ 3,137,473         $2,882,179
   Accounts and notes receivable, net of
      allowance for doubtful accounts of
      $356,171, $332,924 and $291,020,
      respectively                                                2,444,107           2,020,890          1,845,500
   Inventories                                                    2,299,657           2,118,754          1,676,276
   Deferred tax assets                                              239,625             350,609            428,339
   Prepaid expenses and other current assets                        570,858             313,500            277,555
                                                                -----------         -----------         ----------
      Total current assets                                        7,912,300           7,941,226          7,109,849

Property and equipment, net                                         660,453             682,737            396,830
Computer software development and
   acquisition costs, net                                         1,247,048           1,228,564            881,876
Investment in FST Holdings                                          283,547             324,099            374,582
Other assets                                                          6,657              16,373             40,423
                                                                -----------         -----------         ----------
      Total assets                                              $10,110,005         $10,192,999         $8,803,560
                                                                -----------         -----------         ----------
                                                                -----------         -----------         ----------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                             $   563,104         $   561,507         $  500,809
   Accrued warranty                                                 258,831             284,963            160,770
   Accrued management bonus                                           5,042             283,170            297,355
   Accrued franchise taxes                                          186,986             183,557            120,798
   Accrued commissions                                               31,589              44,007            126,569
   Accrued expenses and other current liabilities                   460,298             374,340            255,779
   Deferred revenue                                                 124,283              15,000            380,563
                                                                -----------         -----------         ----------
      Total current liabilities                                   1,630,133           1,746,544          1,842,643

Deferred tax liabilities                                            396,044             418,881            335,975

Commitments and contingencies (Note 10)

Stockholders' equity:
   Common stock, $1 par value, 3,000,000
      shares authorized, 1,541,794 shares
      issued and outstanding                                      1,541,794           1,541,794          1,541,794
   Additional paid-in capital                                     5,344,739           5,344,739          5,344,739
   Retained earnings (deficit)                                    1,197,295           1,141,041           (261,591)
                                                                -----------         -----------         ----------
      Total stockholders' equity                                  8,083,828           8,027,574          6,624,942
                                                                -----------         -----------         ----------
      Total liabilities and stockholders' equity                $10,110,005         $10,192,999         $8,803,560
                                                                -----------         -----------         ----------
                                                                -----------         -----------         ----------


  The accompanying notes are an integral part of these financial statements.

AUTO-GAS SYSTEMS, INC.
STATEMENTS OF INCOME
-----------------------------------------------------------------------------

                                                FOR THE SIX MONTHS
                                                   ENDED MARCH 31,           FOR THE YEARS ENDED SEPTEMBER 30,
                                             -------------------------    ----------------------------------------
                                                1997           1996          1996           1995          1994
                                             ----------     ----------    -----------    -----------   -----------
                                                   (unaudited)
Revenues:
   Systems                                   $3,153,881     $5,007,791    $ 9,529,884    $ 9,907,056   $ 8,512,754
   Software                                     621,405        948,596      1,483,934        864,042     1,479,526
   Development                                  177,170        203,034        271,526        755,412       136,680
   Support and service agreements               750,214        542,634      1,159,174        555,852       224,158
                                             ----------     ----------    -----------    -----------   -----------
                                              4,702,670      6,702,055     12,444,518     12,082,362    10,353,118
                                             ----------     ----------    -----------    -----------   -----------
Costs and expenses:
   Cost of systems                            1,352,466      1,876,424      3,572,913      3,554,288     3,788,184
   Cost of software                              64,193        120,501        203,351        378,119       323,518
   Cost of development                           14,672        132,075        182,082        762,134         7,039
   Cost of support and service
      agreements                                 78,855         94,260        241,843         63,860        31,652
   Writedown of capitalized software                  -              -              -        892,060             -
   Sales and marketing                          887,094        813,246      1,612,475      1,427,587     1,182,185
   Product development                          515,987        416,966      1,066,365        560,025       582,646
   Support services                             947,464        700,615      1,654,111        948,557       549,326
   General and administrative                   733,653        861,648      1,730,753      1,658,136     1,266,785
                                             ----------     ----------    -----------    -----------   -----------
                                              4,594,384      5,015,735     10,263,893     10,244,766     7,731,335
                                             ----------     ----------    -----------    -----------   -----------

                                                108,286      1,686,320      2,180,625      1,837,596     2,621,783

Other income (expense):
   Interest income                              61,5636          6,905        141,678        104,386        10,098
   Interest expense                                   -              -           (124)        (4,068)      (29,648)
   Equity loss in FST Holdings                  (40,552)       (45,883)       (87,983)      (134,467)     (117,701)
                                             ----------     ----------    -----------    -----------   -----------

Income before income tax expense                129,297      1,707,342      2,234,196      1,803,447     2,484,532
Income tax expense                               73,043        645,380        831,564        728,583       116,294
                                             ----------     ----------    -----------    -----------   -----------
Net income                                   $   56,254     $1,061,962    $ 1,402,632    $ 1,074,864   $ 2,368,238
                                             ----------     ----------    -----------    -----------   -----------
                                             ----------     ----------    -----------    -----------   -----------

















  The accompanying notes are an integral part of these financial statements.

AUTO-GAS SYSTEMS, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
-----------------------------------------------------------------------------

                                                                      ADDITIONAL      RETAINED
                                                           COMMON      PAID-IN        EARNINGS
                                           SHARES          STOCK       CAPITAL        (DEFICIT)         TOTAL
                                          ---------     ----------    ----------     -----------      ----------

Balance at September 30, 1993             1,541,794     $1,541,794    $5,344,739     $(3,704,693)     $3,181,840

Net income for the year ended
  September 30, 1994                                                                   2,368,238       2,368,238
                                          ---------     ----------    ----------     -----------      ----------

Balance at September 30, 1994             1,541,794      1,541,794     5,344,739      (1,336,455)      5,550,078

Net income for the year ended
  September 30, 1995                                                                   1,074,864       1,074,864
                                          ---------     ----------    ----------     -----------      ----------

Balance at September 30, 1995             1,541,794      1,541,794     5,344,739        (261,591)      6,624,942

Net income for the year ended
  September 30, 1996                                                                   1,402,632       1,402,632
                                          ---------     ----------    ----------     -----------      ----------

Balance at September 30, 1996             1,541,794      1,541,794     5,344,739       1,141,041       8,027,574

Net income for the six months
  ended March 31, 1997 (unaudited)                                                        56,254          56,254
                                          ---------     ----------    ----------     -----------      ----------

Balance at March 31, 1997
 (unaudited)                              1,541,794     $1,541,794    $5,344,739     $ 1,197,295      $8,083,828
                                          ---------     ----------    ----------     -----------      ----------
                                          ---------     ----------    ----------     -----------      ----------












   The accompanying notes are an integral part of these financial statements.

AUTO-GAS SYSTEMS, INC.
STATEMENTS OF CASH FLOWS
-----------------------------------------------------------------------------

                                                             FOR THE SIX MONTHS                      FOR THE YEARS
                                                               ENDED MARCH 31,                     ENDED SEPTEMBER 30,
                                                          -------------------------    -----------------------------------------
                                                             1997           1996          1996            1995            1994
                                                          ----------     ----------    -----------     ----------     ----------
                                                                  (unaudited)
Cash flows from operating activities:
   Net income                                              $  56,254     $1,061,962    $ 1,402,632     $1,074,864     $2,368,238
   Adjustments to reconcile net income to net
      cash provided by (used for) operating activities:
      Depreciation and amortization                           96,756         72,251        160,613        135,664        123,598
      Writedown and amortization of
         capitalized software                                132,728        131,766        256,413      1,271,766        600,362
      Deferred income taxes                                   88,147        112,985        160,636        (38,174)       (54,190)
      Equity loss in FST Holdings                             40,552         45,883         87,983        134,467        117,701
      Bad debt expense                                        23,247         32,156         41,904        107,252         17,545

      Changes in assets and liabilities providing
         (using) cash:
         Accounts and notes receivable                      (446,464)      (734,977)      (217,294)       (76,646)      (527,075)
         Inventories                                        (180,903)       (85,564)      (442,478)      (355,060)      (439,165)
         Prepaid expenses and other current
            assets                                          (257,358)       129,091        (35,945)       (51,468)      (173,387)
         Other assets                                          9,716         13,525         24,050         36,865         51,061
         Accounts payable                                      1,597        180,250         60,698         42,916        (93,623)
         Accrued expenses and other current
            liabilities                                     (118,008)        77,692       (156,797)       265,579        695,524
                                                          ----------     ----------    -----------     ----------     ----------
Cash provided by (used for) operating activities            (553,736)     1,037,020      1,342,415      2,548,025      2,686,589
                                                          ----------     ----------    -----------     ----------     ----------

Cash flows from investing activities:
   Purchase of property and equipment                        (74,472)      (186,753)      (446,520)      (226,762)      (180,106)
   Computer software development and
      acquisition costs                                     (151,212)      (199,940)      (603,101)      (558,699)      (219,881)
   Investment in FST Holdings                                      -              -        (37,500)      (112,500)      (328,000)
                                                          ----------     ----------    -----------     ----------     ----------
Cash used for investing activities                          (225,684)      (386,693)    (1,087,121)      (897,961)      (727,987)
                                                          ----------     ----------    -----------     ----------     ----------

Cash flows from financing activities:
   Net repayments on line of credit and other notes                -              -              -       (235,369)      (951,215)
                                                          ----------     ----------    -----------     ----------     ----------
Cash used for financing activities                                 -              -              -       (235,369)      (951,215)
                                                          ----------     ----------    -----------     ----------     ----------

Net increase (decrease) in cash and cash equivalents        (779,420)       650,327        255,294      1,414,695      1,007,387

Cash and cash equivalents, beginning of period             3,137,473      2,882,179      2,882,179      1,467,484        460,097
                                                          ----------     ----------    -----------     ----------     ----------
Cash and cash equivalents, end of period                  $2,358,053     $3,532,506    $ 3,137,473     $2,882,179     $1,467,484
                                                          ----------     ----------    -----------     ----------     ----------
                                                          ----------     ----------    -----------     ----------     ----------
Supplemental disclosures of cash flow information:
   Cash paid during the period for:
      Interest                                            $        -     $        -    $       124     $    4,990     $   50,408
                                                          ----------     ----------    -----------     ----------     ----------
                                                          ----------     ----------    -----------     ----------     ----------
      Income taxes                                        $   89,066     $  289,052    $   597,844     $1,081,036     $        -
                                                          ----------     ----------    -----------     ----------     ----------
                                                          ----------     ----------    -----------     ----------     ----------



The accompanying notes are an integral part of these financial statements.

AUTO-GAS SYSYEMS, INC.
NOTES TO FINANCIAL STATEMENTS

1.   NATURE OF BUSINESS

     DESCRIPTION OF BUSINESS. Auto-Gas Systems, Inc. ("Auto-Gas" or the "Company") was incorporated in the state of Delaware in December 1986. The Company is engaged in the design, development, manufacture, and marketing of automated fueling systems and convenience store automation software. Sales are achieved by in-house salesmen primarily to operators of convenience stores and gas stations located in the United States with some international sales.

     INTERIM FINANCIAL INFORMATION. The accompanying interim financial information for the six-month period ended March 31, 1997 and 1996 has not been audited but, in the opinion of management of the Company, includes all adjustments (consisting of normal recurring adjustments) which the Company considers necessary for a fair presentation of the Company's financial position at March 31, 1997, and results of operations and cash flows for the six-month periods ended March 31, 1997 and 1996. The results of operations for the six-month period ended March 31, 1997 are not necessarily indicative of results expected for any subsequent period or the full year.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     REVENUE RECOGNITION - Revenue from the sale of automated fueling systems and convenience store automation software is recognized upon shipment to customers when all significant risks of ownership have been transferred. Certain software sales are contingent upon acceptance after a trial period. In such cases, revenue is not recognized until after the trial period when the buyer becomes obligated to pay the Company. Revenue from software maintenance agreements is recognized ratably over the term of the agreement. Revenue from product development contracts is recorded as deferred revenue until completion of the related project and delivery to the customer.

     CONCENTRATION OF CREDIT RISK - Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of account receivables and cash and cash equivalents in excess of FDIC insured limits. Substantially all of the Company's customers are engaged in convenience store and automated fueling system operations; however, credit risk is limited due to the large number of customers, their dispersion across many different geographic locations and the Company's ongoing performance of credit evaluations of its customers' financial condition.
     As of September 30, 1996, the Company had no significant concentration of credit risk. Cash and cash equivalents in excess of FDIC insured limits approximated $2,600,000 as of September 30, 1996. The Company has not experienced any losses on its cash and cash equivalents.

     CASH AND CASH EQUIVALENTS - For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

AUTO-GAS SYSYEMS, INC.
NOTES TO FINANCIAL STATEMENTS

     INVENTORIES - Inventories are stated at the lower of cost or market with cost being determined using the first-in, first-out (FIFO) method. The cost of inventory includes material, freight-in, labor and overhead. The components of inventories are as follows:

                                 MARCH 31,          SEPTEMBER 30,
                                   1997          1996          1995
                                ----------    ----------    ----------
                                (unaudited)
        Raw materials           $1,279,429    $1,212,243    $1,034,502
        Work-in-process            196,056       158,458       109,867
        Finished goods             824,172       748,053       531,907
                                ----------    ----------    ----------
                                $2,299,657    $2,118,754    $1,676,276
                                ----------    ----------    ----------
                                ----------    ----------    ----------

     PROPERTY AND EQUIPMENT - Property and equipment are stated at cost and depreciated using the straight-line method over estimated useful lives ranging from five to seven years. Leasehold improvements are generally amortized on the straight-line method based on the shorter of an estimated useful life of ten years or the lease term. Maintenance and repairs are charged to income as incurred. The Company capitalizes renewals and betterments which significantly enhance the value or extend the useful life of an asset. Upon sale or retirement of depreciable assets, the cost and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is credited to or charged against income.

     IMPAIRMENT OF LONG-LIVED ASSETS - In March 1995, the Financial Accounting Standards Board issued FAS 121 on "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." This statement requires companies to investigate potential impairments of long-lived assets, certain identifiable intangibles, and associated goodwill on an exception basis, when there is evidence that events or changes in circumstances have made recovery of an asset's carrying value unlikely. Upon adoption, where such circumstances exist, the Company will evaluate the carrying amount of the related long-lived assets by estimating future cash flows expected to result from the use of such assets and their eventual disposition. If future cash flows (undiscounted and without interest charges) are less than the carrying amount of the assets, an impairment loss will be recorded. The impairment loss is to be measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. The Company is required to adopt this statement on October 1, 1996; however, such adoption is not expected to have an impact on the Company's results of operations or financial condition.

     RESEARCH AND DEVELOPMENT COSTS - Costs associated with research and development activities are expensed as incurred. Research and development costs expensed for the years ended September 30, 1996, 1995 and 1994 were $1,066,365, $560,025 and $582,646, respectively.

     COMPUTER SOFTWARE DEVELOPMENT AND ACQUISITION COSTS - The Company capitalizes the cost of purchased software as well as proprietary software development costs incurred

AUTO-GAS SYSYEMS, INC.
NOTES TO FINANCIAL STATEMENTS

     subsequent to the establishment of technological feasibility and prior to general release of the product to the public. Annual amortization of capitalized software development costs is equal to the greater of the ratio of the products current gross revenues to the total of current and expected gross revenues or the straight-line method computed on estimated useful lives ranging from three to seven years. At each balance sheet date, the unamortized capitalized costs for each product are compared to the net realizable value (NRV) of the product with any excess of capitalized costs over NRV written off. Accumulated amortization of capitalized software development and acquisition costs as of September 30, 1996 and 1995 were $3,478,239 and $3,221,827, respectively.
     Amortization of software costs for the years ended September 30, 1996, 1995 and 1994 amounted to $256,413, $379,706 and $600,362, respectively, and is included in cost of systems and cost of software, as applicable, in the accompanying statements of income.

     During fiscal 1995, management's evaluation of the continued useful life and the net realizable value of capitalized software projects resulted in a writedown of capitalized computer software development costs of $892,060 which has been reflected in the accompanying statements of income.

     For the years ended September 30, 1996, 1995 and 1994, the Company received product development fees totaling $271,526, $755,412 and $136,680, respectively, and incurred development costs of $182,082, $429,134 and $7,039, respectively, under such contracts. Costs incurred under such product development contracts are capitalized in prepaid expenses and other current assets on the accompanying balance sheets and charged to cost of development upon the delivery of the product to the customer.

     ADVERTISING COSTS - The Company's advertising expenditures are expensed in the period the advertising first occurs. Advertising expense for the years ended September 30, 1996, 1995 and 1994 was $197,380, $138,487 and
     $77,969, respectively.

     INCOME TAXES - Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 109 (FAS 109), "Accounting for Income Taxes." The adoption of FAS 109 changes the Company's method of accounting for income taxes from the deferred method (APB 11) to an asset and liability approach. Previously, the Company deferred the past tax effects of timing differences between financial reporting and taxable income. The asset and liability method, which requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences between the book and tax basis of assets and liabilities and other tax attributes, including tax loss and credit carryforwards. The Company provides a valuation allowance for the amount of tax assets not expected to be realized. The adoption of FAS 109 had no effect on the Company's results of operations or financial position.

AUTO-GAS SYSYEMS, INC.
NOTES TO FINANCIAL STATEMENTS

     FAIR VALUES OF FINANCIAL INSTRUMENTS - The Company believes that the carrying amounts of its cash and cash equivalents, accounts and notes receivable, accounts payable, accrued expenses and other current liabilities approximate their fair market values due to their short-term nature.

     ACCOUNTING FOR STOCK-BASED COMPENSATION - In October 1995, the FASB issued FAS No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), which is effective for fiscal years beginning after December 15, 1995. Effective October 1, 1996, the Company will adopt FAS 123 which establishes financial accounting and reporting standards for stock-based employee compensation plans. The pronouncement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock option compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting as prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting defined in FAS 123 had been applied. The Company will continue to account for stock-based employee compensation plans under the intrinsic method pursuant to APB 25 and will make the disclosures in its footnotes as required by FAS 123.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

3.   INVESTMENT IN FST HOLDINGS

     Auto-Gas and FleetStar, Inc., which is a wholly-owned subsidiary of Jack
     B. Kelley, Inc., each own 50% of FST Holdings. FST Holdings ("FST") is involved in a corporate joint venture with Lone Star Energy through FleetStar of Texas, L.L.C. (FleetStar), which is owned 50% by each. FleetStar develops and operates compressed natural gas fueling sites, the majority of which are in the Dallas/Fort Worth metroplex. Auto-Gas uses the equity method of accounting for its investment in FST.

AUTO-GAS SYSYEMS, INC.
NOTES TO FINANCIAL STATEMENTS

4.   PROPERTY AND EQUIPMENT

     Property and equipment at September 30, 1996 and 1995 consisted of the following:

                                                      1996           1995
                                                  -----------    ----------
             Computer equipment                   $ 1,032,193    $  770,272
             Furniture and fixtures                   246,441       176,834
             Marketing assets                         186,919       182,312
             Machinery and equipment                  127,281        90,333
             Other assets                             110,591        40,458
                                                  -----------    ----------
                                                    1,703,425     1,260,209
             Less:  accumulated depreciation
               and amortization                    (1,020,688)     (863,379)
                                                  -----------    ----------
                                                  $   682,737    $  396,830
                                                  -----------    ----------
                                                  -----------    ----------

     Depreciation and amortization expense for the years ended September 30, 1996, 1995 and 1994 was $160,613, $135,664 and $123,598, respectively.

5.   STOCK WARRANTS

     On September 1, 1993, Auto-Gas issued to the president of the Company warrants to purchase 142,667 shares of common stock at $4.50 per share. The value assigned to the warrants of $39,233 is reflected in other assets net of accumulated amortization of $39,233 and $26,156 at September 30, 1996 and 1995, respectively. The value was amortized ratably over the three-year period beginning October 1, 1993. The warrants may be exercised at any time until the expiration date of September 1, 1998. The Company has reserved 142,667 shares of common stock for exercise of these warrants.

6.   FEDERAL INCOME TAXES

     The provision for income taxes for the years ended September 30, 1996, 1995 and 1994 consisted of:

                                      1996        1995         1994
                                    --------    --------     --------
     Current state                  $ 62,470    $132,471     $110,484
     Current federal                 608,458     634,286       60,000
     Deferred                        160,636     (38,174)     (54,190)
                                    --------    --------     --------
          Income tax expense        $831,564    $728,583     $116,294
                                    --------    --------     --------
                                    --------    --------     --------

AUTO-GAS SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

     Deferred tax assets and liabilities are comprised of the following:

                                                          SEPTEMBER 30,
                                                       1996           1995
                                                     ---------     ---------
     Deferred tax liabilities:
        Capitalized software and custom projects     $(376,001)    $(305,602)
        Depreciation and amortization                  (42,880)      (30,373)
                                                     ---------     ---------
           Total deferred tax liabilities             (418,881)     (335,975)
                                                     ---------     ---------
     Deferred tax assets:
        Bad debt and warranty reserves                 210,081       266,829
        Software amortization                           70,967       141,940
        Other                                           69,561        19,570
                                                     ---------     ---------
                                                       350,609       428,339
     Deferred tax assets valuation allowance                 -             -
                                                     ---------     ---------
           Total deferred tax assets                   350,609       428,339
                                                     ---------     ---------
     Net deferred tax (liabilities) assets           $ (68,272)    $  92,364
                                                     ---------     ---------
                                                     ---------     ---------

     The differences between the Company's effective tax rate and the federal statutory rate of 34% for the years ended September 30, 1996, 1995 and 1994 are as follows:

                                                 1996       1995        1994
                                               --------   --------   ---------
     Tax at the statutory corporate rate       $759,627   $613,172   $ 844,741
     State income taxes, net of federal
        benefit                                  41,230     87,431      81,791
     Undistributed loss in FST Holdings          29,914     45,718      40,018
     Research and development credit                  -    (45,859)          -
     Utilization of NOL carryforward                  -          -    (854,319)
     Other, net                                     793     27,121       4,063
                                               --------   --------   ---------
                                               $831,564   $728,583   $ 116,294
                                               --------   --------   ---------
                                               --------   --------   ---------

     Effective tax rate                              37%        40%          5%
                                               --------   --------   ---------
                                               --------   --------   ---------

     During the year ended September 30, 1994, the Company utilized $2,830,073 of operating loss carryforwards to offset taxable income.

AUTO-GAS SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS


7.   BENEFIT PLANS

     Under the terms of two incentive stock option plans (the "Plans"), Auto-Gas may grant 300,000 options to key employees and directors for the purchase of shares of its common stock. Terms of options under the Plans are determined by a committee consisting of two or more members of the Board of Directors and are not to exceed 10 years. The option price is determined by the committee and shall not be less than 100% of the fair market value of the common stock at the time of granting the option, or $3.35 per share, whichever is greater. The options are exercisable 40% after two years and an additional 20% each subsequent year. Information about the Plans for the years ended September 30, 1996, 1995 and 1994 is as follows:

                                          1996          1995           1994
                                       -----------   -----------   -----------

     Options outstanding, October 1        300,000       183,000       198,000

        Granted                                  -       117,000             -
        Exercised                                -             -             -
        Surrendered                         (8,500)            -       (15,000)
                                       -----------   -----------   -----------
     Options outstanding, September 30     291,500       300,000       183,000
                                       -----------   -----------   -----------
                                       -----------   -----------   -----------
     Exercisable, September 30             174,500       163,800       144,600
                                       -----------   -----------   -----------
                                       -----------   -----------   -----------
     Exercise Price, September 30      $3.50-$8.00   $3.50-$8.00   $3.50-$4.50
                                       -----------   -----------   -----------
                                       -----------   -----------   -----------

     During fiscal 1991, the Company implemented a 401(k) plan for all qualified employees of Auto-Gas. The Company may make contributions to the plan upon approval from the Board of Directors; however, employer contributions are not mandatory. Only employee contributions were made to the plan during fiscal 1996, 1995 and 1994.

8.   MAJOR CUSTOMERS

     During the years ended September 30, 1996, 1995 and 1994, one major customer accounted for 26%, 18% and 26%, respectively, of total sales.
     This customer was acquired by another company during fiscal 1996. The effect of this acquisition, if any, on future sales to this customer is not yet determinable. During the years ended September 30, 1996, 1995 and 1994, another major customer accounted for 7%, 13%, and 13%, respectively, of total sales.

9.   RELATED PARTY TRANSACTIONS

     Auto-Gas and AutoFuel Company (AFCO), an operator of unattended retail gasoline stations, have certain common stockholders, directors and officers. Revenues for the years ended September 30, 1996, 1995 and 1994 include $13,988, $45,392 and $17,498, respectively, of sales to AFCO. Accounts and notes receivable as of September 30, 1996 and 1995 include $26,372 and $62,258, respectively, due from

AUTO-GAS SYSTEMS, INC.
NOTES TO FINANCIAL STATEMENTS

     AFCO. During the year ended September 30, 1994, Auto-Gas wrote off $100,952 of its September 30, 1993 receivable from AFCO as a result of the discharge of this liability by AFCO's bankruptcy proceedings.

     The Company subleases its administrative office facilities from AFCO. The terms of the sublease require payments, on a month-to-month basis, of $2,000 per month. The amount of rent paid for the years ended September 30, 1996, 1995 and 1994 was $24,000, $24,000 and $17,000, respectively.

10.  COMMITMENTS AND CONTINGENCIES

     At September 30, 1996, Auto-Gas does not have any operating leases with initial or remaining noncancellable lease terms in excess of one year. The amount of rent expense for the year ended September 30, 1996 aggregated $102,574.

     Auto-Gas is a party to various lawsuits arising in the ordinary course of its business and does not believe that the outcome of these lawsuits will have a material effect on the Company's financial position or results from operations.

11.  PROPOSED MERGER

     Subject to stockholder approval, the Company is considering a proposal whereby each outstanding share of the Company's common stock, $1.00 par value per share, will be converted into the right to receive 3.37623 shares of Canmax Inc. common stock and cash in lieu of any fractional shares.

=============================================================================

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                  _______

                             TABLE OF CONTENTS

                                                                         PAGE

Available Information...................................................  2
Incorporation of Certain Documents by Reference.........................  2
"Safe Harbor" Statement under the Private Securities Litigation
  Reform Act of 1995....................................................  3
Prospectus Summary .....................................................  4
Risk Factors............................................................  6
The Company ............................................................ 10
Recent Events........................................................... 15
The Combined Company.................................................... 16
Use of Proceeds......................................................... 23
Dilution................................................................ 23
Selling Stockholder .................................................... 24
Plan of Distribution.................................................... 24
Description of Capital Stock............................................ 25
Legal Matters........................................................... 28
Experts................................................................. 28
Index to Financial Statements........................................... F-1

=============================================================================






=============================================================================

                                 863,364 SHARES




                                   CANMAX INC.




                                  COMMON STOCK






                                  ____________

                                   PROSPECTUS
                                  ____________













                                 ________, 1997







=============================================================================

                                   PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC registration fee                                                $   630
NASD filing fee                                                       7,500*
Accounting fees and expenses                                          1,000*
Legal fees and expenses (not including Blue Sky)                      6,000*
Printing and engraving expenses                                         500*
Registrar and transfer agent's fees                                     100*
Blue Sky fees and expenses (including counsel fees)                   1,000*
Miscellaneous expenses                                                    0*
Total                                                               $16,730*
                                                                    -------
                                                                    -------
--------------
* Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The by-laws of Canmax provide for the indemnification of an individual made a party to any proceeding because he or she is a director, officer, employee or agent of Canmax against liability incurred in the proceeding if
(i) he or she conducted himself or herself in good faith; (ii) he or she reasonably believed that his or her conduct was in or at least not opposed to the best interest of Canmax; and (iii) in the case of any criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Insofar as indemnification for liabilities arising under the Securities Act may be committed to directors or persons controlling Canmax, Canmax has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and it is therefore unenforceable.

ITEM 16. EXHIBITS.

     (a) Exhibits

     The exhibits listed below are filed as part of or incorporated by reference in this Registration Statement. Where such filing is made by incorporation by reference to a previously filed report or registration statement, such report or registration statement is identified in parentheses. See the Index of Exhibits included with the exhibits filed as part of this Registration Statement.

EXHIBIT NO.                  DESCRIPTION OF EXHIBIT

2.1 Amended and Restated Agreement and Plan of Merger dated June 16, 1997 by and among Canmax Inc., ("Canmax") Canmax Retail Systems, Inc. ("CRSI") and Auto-Gas Systems, Inc. (filed as Exhibit 2.1 to Canmax's Registration Statement on Form S-4 filed with the Commission August 13, 1997 and incorporated herein by reference).

3.1 Articles of Incorporation (file as of Exhibit 3.01 to Canmax's Registration Statement on Form 10, File No. 0-22636 (the "Form 10"), and incorporated herein by reference).

3.2 Bylaws (filed as Exhibit 3.02 to the Form 10 and incorporated herein by reference).

4.1 Registration Rights Agreement between Canmax and the Dodge Jones Foundation (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference).

4.2 Registration Rights Agreement between Canmax and Founders Equity Group, Inc. (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference).

4.3 Amended Stock Option Plan (filed as Exhibit 10.08 to Canmax's Quarterly Report on Form 10-Q for the period ended July 31, 1996 and incorporated herein by reference).

5* Opinion of Arter & Hadden (including the consent of such firm) regarding legality of securities being offered.

10.1 Master Agreement for Computer Software Development, License and Maintenance between CRSI and The Southland Corporation (filed as
               Exhibit 10.05 to the Form 10 and incorporated herein by reference).

10.2** Software Development Agreement dated July 1, 1996 between NCR Corporation and CRSI (filed as Exhibit 10.09 to Canmax's Annual Report on Form 10-K for the period ended October 31, 1996).

23.1* Consent of Arter & Hadden (to be included as a part of its Opinion filed as Exhibit 5 hereto).

23.2           Consent of Ernst & Young LLP, independent auditors.

23.3           Consent of Price Waterhouse, L.L.P., independent accountants.

24.1           Power of Attorney (included on page II-6).

*To be filed by Amendment
**Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to Canmax's Application requesting confidential treatment under Rule 406 under the Securities Act of 1933, as amended.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules have been omitted because they are either not applicable or the required information has been disclosed in the financial information or notes thereto.

ITEM 17. UNDERTAKINGS.

     (a)    Rule 415 Offering. The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                   (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Request for acceleration of effective date. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to Canmax's Articles of Incorporation, Bylaws, both as amended, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (i)    Rule 430A. The undersigned Registrant hereby undertakes that:

            (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

            (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on the 13th day of August, 1997.

                                       CANMAX INC.



                                        By: /s/ Roger D. Bryant
                                           -----------------------------------
                                           Roger D. Bryant,
                                           CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of Canmax Inc., do hereby consent and appoint Roger D. Bryant and Philip M. Parsons, or either of them, our true and lawful attorneys and agent, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said Corporation to comply with the Securities Act of 1933 and any rules, regulations and requirement of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, the power and authority to sign for us or any of us in our names and in the capacities indicated below, and any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on the 13th day of August, 1997, by the following persons in the capacities indicated:


SIGNATURES                     TITLE
-----------                    -----
/s/ Roger D. Bryant
--------------------------     Chief Executive Officer, President and Director
Roger D. Bryant                (Principal Executive Officer)

/s/ Philip M. Parsons
--------------------------     Executive Vice President, Chief Financial Officer
Philip M. Parsons              and Director (Principal Financial and Accounting
                               Officer)
/s/ Debra L. Burgess
--------------------------     Executive Vice President, Chief Operating Officer
Debra L. Burgess               and Director

--------------------------     Director
Nick DeMare


--------------------------     Director
Robert M. Fidler

/s/ W. Thomas Rinehart
--------------------------     Director
W. Thomas Rinehart

--------------------------     Director
C. William Robertson

                               INDEX TO EXHIBITS

EXHIBIT NO.                         DESCRIPTION OF EXHIBIT

2.1 Amended and Restated Agreement and Plan of Merger dated June 16, 1997 by and among Canmax Inc., ("Canmax") Canmax Retail Systems, Inc. ("CRSI") and Auto-Gas Systems, Inc. (filed as Exhibit 2.1 to Canmax's Registration Statement on Form S-4 filed with the Commission August 13, 1997 and incorporated herein by reference).

3.1 Articles of Incorporation (file as of Exhibit 3.01 to Canmax's Registration Statement on Form 10, File No. 0-22636 (the "Form 10"), and incorporated herein by reference).

3.2 Bylaws (filed as Exhibit 3.02 to the Form 10 and incorporated herein by reference).

4.1 Registration Rights Agreement between Canmax and the Dodge Jones Foundation (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference).

4.2 Registration Rights Agreement between Canmax and Founders Equity Group, Inc. (filed as Exhibit 4.02 to Canmax's Quarterly Report on Form 10-Q for the period ended April 30, 1997 and incorporated herein by reference).

4.3 Amended Stock Option Plan (filed as Exhibit 10.08 to Canmax's Quarterly Report on Form 10-Q for the period ended July 31, 1996 and incorporated herein by reference).

5* Opinion of Arter & Hadden (including the consent of such firm) regarding legality of securities being offered.

10.1 Master Agreement for Computer Software Development, License and Maintenance between CRSI and The Southland Corporation (filed as
               Exhibit 10.05 to the Form 10 and incorporated herein by reference).

10.2** Software Development Agreement dated July 1, 1996 between NCR Corporation and CRSI (filed as Exhibit 10.09 to Canmax's Annual Report on Form 10-K for the period ended October 31, 1996).

23.1* Consent of Arter & Hadden (to be included as a part of its Opinion filed as Exhibit 5 hereto).

23.2           Consent of Ernst & Young LLP, independent auditors.

23.3           Consent of Price Waterhouse LLP, independent accountants.

24.1           Power of Attorney (included on page II-6).

*To be filed by Amendment
**Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to Canmax's Application requesting confidential treatment under Rule 406 under the Securities Act of 1933, as amended.